Exhibit (a)(1)(i)

VERIFONE HOLDINGS, INC.

OFFER TO EXCHANGE CERTAIN STOCK OPTIONS

FOR REPLACEMENT STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at

9:00 p.m. U.S. Eastern Time on Tuesday, November 6, 2009,

unless we extend the expiration date.

By this offer, VeriFone Holdings, Inc. (referred to as the “Company,” “VeriFone,” “our,” “us” or “we,”) is offering eligible employees and consultants the opportunity to voluntarily exchange their outstanding stock options with an exercise price equal to or greater than $16.25 and granted on or before October 7, 2008, for a lesser number of replacement stock options with an exercise price equal to the price of our common stock on the expiration date of this offer.

You are generally eligible to participate in this offer if you are an employee or consultant of VeriFone or any of our majority-owned subsidiaries and hold outstanding eligible options, whether vested or unvested, at the time of this offer and continue to be an employee or consultant through the date that the replacement grant is awarded. Our named executive officers and directors are excluded from participating in this offer.

If you participate in this offer, you will receive a number of replacement options determined using the exchange ratios set forth later in this offer and will depend, among other things, on the number and exercise price of the eligible options that you elect to exchange. These replacement options will be granted under the Company’s 2006 Equity Incentive Plan, as amended, subject to the terms thereof, and will be treated as nonstatutory options for U.S. federal income tax purposes. The replacement options will be also governed by an option agreement between you and VeriFone, which will include any country-specific terms and conditions provided by VeriFone. The replacement options will be granted on the U.S. calendar day on which the offer expires and will have an exercise price equal to the closing price of our common stock on the New York Stock Exchange on that day, except that replacement options granted to French optionees may be granted at a higher exercise price if necessary to meet local tax requirements. We will also cancel the surrendered options on the U.S. calendar day on which the offer expires.

This offer will expire at 9:00 p.m. U.S. Eastern Time on November 6, 2009, unless we extend the expiration date. Please note that wherever you are, the expiration deadline is set by U.S. Eastern Time, in the United States.

The replacement options will have a term of seven years and will vest as to 25% on the one-year anniversary of their grant date and 1/16th each quarter thereafter for a total vesting period of four years, provided you remain an employee or consultant of VeriFone through the applicable vest dates. If you exchange eligible options for replacement options and your employment or consulting arrangement with the Company or one of its majority-owned subsidiaries terminates for any reason before the replacement options are vested in full, then you will forfeit any replacement options received that remain unvested at the time your employment or consultancy terminates.

We are making this offer upon the terms and subject to the conditions set forth in this offer document. Participation in the offer to exchange is completely voluntary and eligible optionees may exchange all or none of their eligible options on a grant-by-grant basis. If an eligible optionee declines to participate in this offer to exchange with respect to all or a portion of his or her eligible options, all existing options that are not surrendered will remain outstanding subject to their existing terms, including vesting schedules, expiration dates and exercise prices.

Our common stock is listed on the New York Stock Exchange under the symbol “PAY.” On October 7, 2009, the closing price of our common stock was $14.79 per share. The current market price of our common stock, however, is not necessarily indicative of future prices, and we cannot predict what the closing price of our common stock will be on the date the offer expires and the replacement options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in this offer.

Although our board of directors has approved this offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options for replacement options in the option exchange. You must make your own decision regarding whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

If you are an employee and you are not employed by us or one of our majority-owned subsidiaries on the expiration date of the offer, you may not participate in the offer. Unless otherwise provided by contract, your employment is “at will” and may be terminated by the Company or one of its majority-owned subsidiaries or by you at any time, including prior to the expiration date, for any reasons, with or without cause. Similarly, if you are a consultant and your consulting arrangement with the Company or one of its majority-owned subsidiaries terminates on or prior to the expiration date of this offer, you may not participate in the offer.

See “Risks of Participating in the Offer to Exchange” beginning on page 13 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in this offer and you are an eligible optionee, you must submit your election via the VeriFone offer to exchange website at https://verifone.equitybenefits.com before 9:00 p.m. U.S. Eastern Time on November 6, 2009, which is the expiration date of this offer unless the offer period is extended. After the expiration date of the offer, elections made will be irrevocable. If you have technical difficulties with this site or do not have access to the Internet, please contact VeriFone’s Equity Department by e-mail at i_equityteam@verifone.com or by phone at +1 (408) 232-7877 to obtain a paper election form.

Your delivery of all documents regarding the offer, including elections and withdrawals, is at your own risk. Only responses that are properly completed and actually received by VeriFone before the expiration time and date will be accepted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the confirmation statement that you will see on the offer website at the time that you complete and submit your election or withdrawal. The printed confirmation statement will provide evidence that you submitted your election or withdrawal. It is your responsibility to confirm your submission or withdrawal on the website was properly completed.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of this offer or passed judgment upon the fairness or merits of this offer or the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

You should direct questions about this offer to your local Human Resources Partner or to VeriFone’s Equity Department. To receive a printed copy of this offer to exchange and the other offer documents, you should contact VeriFone’s Equity Department via email at i_equityteam@verifone.com.

Offer to Exchange dated October 8, 2009

You should rely only on the information contained in this offer to exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Nothing in this document constitutes, nor shall it be construed, to give any person the right to remain an employee or consultant of VeriFone or any of its subsidiaries or to affect the rights of VeriFone or its subsidiaries to terminate the employment or consulting arrangement, as the case may be, of any person at any time with or without cause to the extent permitted under applicable law. Nothing in this document should be considered a contract or a guarantee of wages or compensation.

OFFER TO EXCHANGE

iii

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions you may have about this offer. We encourage you to carefully read the rest of this Offer to Exchange (as defined below) and the other related documents referred to herein to ensure that you are making an informed decision regarding participation in this Offer to Exchange. This offer is made subject to the terms and conditions of these documents as they may be amended from time to time hereafter. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics. Please review this Summary Term Sheet and Questions and Answers and the Offer to Exchange to ensure that you are making an informed decision regarding your participation in the Offer to Exchange.

For your ease of use, the questions have been separated into three sections:

I.	Design and Purpose of the Offer to Exchange

II.	Administration and Timing of the Offer to Exchange

III.	Other Important Questions

I. DESIGN AND PURPOSE OF THE OFFER TO EXCHANGE

Q1.	What is the Offer to Exchange?

This Offer To Exchange Certain Stock Options For Replacement Stock Options (the “Offer to Exchange”) is a one-time voluntary opportunity for eligible employees and consultants to exchange outstanding options with an exercise price equal to or greater than $16.25 per share and granted on or before October 7, 2008, for a lesser number of replacement options with a new grant date, exercise price and vesting schedule.

The below table summarizes important dates for this Offer to Exchange. These dates are explained in further detail in this Summary Term Sheet — Questions and Answers and in the Offer to Exchange document below.

Date	Description of Date

October 8, 2009	The start date of this Offer to Exchange. This is the first date Eligible Optionees may make elections to participate in the Offer to Exchange.

November 6, 2009

9:00 p.m. U.S. Eastern Time on November 6, 2009 is the expiration date of the Offer to Exchange, unless we notify you of a change in the expiration date. Only elections to participate that are received prior to this time will be a part of the Offer to Exchange.

November 6, 2009 is also the date Eligible Options tendered in the Offer to Exchange will be cancelled and replacement options issued in exchange will be granted, unless the expiration date is extended.

October 7, 2009	This is the last trading date of our stock on the New York Stock Exchange (“NYSE”) prior to the launch of the Offer to Exchange. The exchange ratios are based on the closing price of our common stock on October 7, 2009 as traded on the NYSE.

October 7, 2008	In order to be an Eligible Option (as defined below) an option must have been outstanding for at least 12 months before the start of this Offer to Exchange. That means the option must have a grant date on or before October 7, 2008.

Beginning on October 8, 2009 and ending at 9:00 p.m., U.S. Eastern Time, on November 6, 2009, unless we extend the Offer to Exchange, each Eligible Optionee (described in Question 3 below) may decide to exchange their Eligible Options (described in Question 4 below) for a lesser number of replacement options (described in Question 5 below) with an exercise price equal to the closing price of our common stock as traded on the NYSE on the expiration date of the Offer to Exchange (and may be higher than the closing price where necessary under local tax laws for replacement options granted outside the United States) (the “Replacement Grant Price”). See Schedule A attached hereto for additional information regarding tax and legal information for non-U.S. jurisdictions. The Replacement Grant Price will be the closing price of our common stock on the NYSE on the expiration date of the Exchange Offer, which is November 6, 2009, unless extended by us, except that replacement options granted to French optionees may be granted at a higher exercise price if necessary to meet local tax requirements. The number of replacement options an Eligible Optionee will receive in exchange for an Eligible Option grant will be determined by the exchange ratio (described in Question 5 below) applicable to that Eligible Option. Replacement options will be subject to a new vesting schedule (described in Question 5 below), even if the Eligible Options surrendered for cancellation in the Offer to Exchange are fully vested.

Participation in this Offer to Exchange is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Offer to Exchange, you will not receive the replacement options described in this Offer to Exchange, and your Eligible Options will remain outstanding in accordance with their existing terms and conditions prior to the Offer to Exchange, including vesting schedules, expiration dates, exercise prices and other applicable terms.

Q2.	Why is VeriFone making this Offer to Exchange?

We are making this Offer to Exchange because a considerable number of our option holders have stock options with exercise prices significantly above the recent trading prices of our common stock (referred to herein as “underwater” options). As of October 7, 2009, Eligible Optionees held options for approximately 4,456,320 shares with exercise prices equal or greater than $16.25 per share. As of October 7, 2009, the closing sales price of our common stock as reported by the NYSE was $14.79. These options were originally granted to give employees and consultants a stake in the growth and success of our Company and to provide them with an additional financial incentive to stay with VeriFone and to reward and motivate strong performance. Our Board of Directors believes that these underwater options provide little motivational or retention value for our existing employees and consultants.

This voluntary Offer to Exchange gives Eligible Optionees (defined below) the opportunity to choose whether to keep their existing stock options at existing exercise prices and vesting schedules or to exchange those options for replacement options to be granted at the Replacement Grant Price. We intend that this Offer to Exchange will enable certain optionholders with underwater stock options to improve their overall position in their stock option holdings, but this cannot be guaranteed given the risks associated with the unpredictability of the stock market and the trading price of our stock. See our discussion regarding “Risks of Participating in this Offer to Exchange” below.

Q3.	Who is eligible to participate in this Offer to Exchange?

You are eligible to participate in this Offer to Exchange (an “Eligible Optionee”) only if you:

•

Are an employee of VeriFone or any of our majority-owned subsidiaries on October 8, 2009 and remain an employee through the grant date of the replacement options (the “Replacement Grant Date”) or you are a consultant of VeriFone or any of our majority-owned subsidiaries on October 8, 2009 and remain a consultant with us through the Replacement Grant Date;

•	Are not a member of our Board of Directors or one of our named executive officers; and

•	Hold at least one Eligible Option.

Q4.	What options are eligible for this Offer to Exchange?

The options that are eligible for exchange in this Offer to Exchange, which we refer to as the “Eligible Options,” are those options that:

•	Are outstanding (in other words they have not been exercised and have not expired) as of the start of this Offer to Exchange and remain so through the Replacement Grant Date;

•	Have an exercise price equal to or greater than $16.25; and

•	Have a grant date on or before October 7, 2008.

Q5.	How does the Offer to Exchange work?

We are offering to exchange Eligible Options for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratios described below. The Eligible Options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options. This Offer to Exchange does not apply to any other equity incentive awards.

The number of replacement options you would receive under this Offer to Exchange in exchange for the Eligible Options you surrender is determined based on an exchange ratio. The applicable exchange ratio is derived based on a value-for-value approach determined using the Black-Scholes option pricing model. A value-for-value approach means the total economic value of the replacement options is approximately the same as the total economic value of the options surrendered at the time of exchange.

The following exchange ratios for the Offer to Exchange were determined using the Black-Scholes option pricing model and are based on a number of model inputs, including a sale price per share of our common stock of $14.79, which is the closing price of our stock as traded on the NYSE on October 7, 2009, an estimated stock price volatility of 50%, an estimate of the expected term of the Eligible Options in each of the below groups, the original exercise prices of the Eligible Options and the risk-free interest rates applicable to the Eligible Options. Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted.

	Range of Exercise Price Per Share	Exchange Ratio (1)
Group 1	$16.25 - $19.99	1.3 for 1
Group 2	$20.15 - $26.85	1.8 for 1
Group 3	$27.92 - $30.76	2.3 for 1
Group 4	$31.50 - $36.43	2.4 for 1
Group 5	$40.01 - $44.43	2.6 for 1

(1)	The exchange ratio represents the number of Eligible Options that must be surrendered in exchange for the receipt of one replacement option.

If you are eligible and choose to participate, you must exchange your Eligible Options on a grant-by-grant basis. In other words, you must exchange all or none of the outstanding options that were granted to you on a single grant date with the same grant number and at the same exercise price. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options which have not yet been exercised will be eligible to be exchanged.

Example

Using the table above for purposes of providing an illustrative example of how the exchange ratios work, assume a hypothetical Eligible Optionee holds three option grants that were granted on or prior to October 7, 2008 for a total of 6,000 stock options outstanding. Further, assume the first grant is for 1,000 options with an exercise price of $42.00, the second grant is for 2,000 options with an exercise price of $22.00 and the third grant is for 3,000 options with an exercise price of $12.00. The first grant for 1,000 options with an exercise price of $42.00 would be eligible for exchange under Group 5 of the exchange ratio table and the second grant of 2,000 options with an exercise price of $22.00 would be eligible for exchange under Group 2 of the exchange ratio table. The third grant for 3,000 options with an exercise price of $12.00 would not be eligible for exchange under the Offer to Exchange. This hypothetical Eligible Optionee may choose to exchange only the second grant, only the first grant, both grants or choose to not participate at all. If this optionee chooses to exchange both grants, the optionee would receive the following replacement options:

Number of Eligible Options	Exercise Price of Existing Option	Exchange Ratio Group	Applicable Exchange Ratio	Number of Replacement Options
1,000	$42.00	Group 5	2.6 for 1	384
2,000	$22.00	Group 2	1.8 for 1	1,111

Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options will be granted at an exercise price equal to the Replacement Grant Price.

The replacement options will vest as to 25% on the one-year anniversary of the Replacement Grant Date, and as to 1/16th each quarter thereafter, conditional upon the optionee’s continued employment with VeriFone or one of our majority-owned subsidiaries. The replacement options will have a term of seven years from the Replacement Grant Date, subject to earlier expiration of the option following termination of the employment or consultancy of the optionee. The replacement options will generally become available for exercise upon vesting, except if prohibited by local laws, practices or regulations. This means that all replacement options will be completely unvested at the time of grant, regardless of whether the surrendered options were partially or wholly vested. If you exchange Eligible Options for replacement options and your employment or consultancy, as applicable, with us terminates for any reason before the replacement options are vested in full, then you will forfeit that portion of any replacement options received that remains unvested at the time your employment or consultancy, as applicable, with us terminates.

All Eligible Options that we accept pursuant to the Offer to Exchange will be cancelled on the expiration date of this Offer to Exchange (the “Expiration Date”), currently scheduled for 9:00 p.m. U.S. Eastern Time on November 6, 2009, and options you surrender under the Offer to Exchange will no longer be exercisable after that time.

Q6.	What if I leave VeriFone or change my place of residence before the Replacement Grant Date?

If you are no longer employed with VeriFone or one of our majority-owned subsidiaries, or your consulting arrangement with VeriFone or one of our majority-owned subsidiaries terminates, in each case, whether voluntarily, involuntarily, or for any other reason before your replacement options are granted, you will not be able to participate in this Offer to Exchange. Also, if you change your place of residence to a country where this Offer to Exchange is prohibited under local regulations before the Replacement Grant Date, you may not be able to participate in this Offer to Exchange.

If you are not an employee or consultant of VeriFone or one of our majority-owned subsidiaries on the Replacement Grant Date, even if you had elected to participate in this Offer to Exchange and had tendered Eligible Options for exchange, your election and tender will automatically be deemed withdrawn and you will retain your outstanding options in accordance with their existing terms and conditions before the Offer to Exchange. In the case of termination of your employment or consulting arrangement with VeriFone or one of our majority-owned subsidiaries, you may exercise your outstanding options during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested. See Sections 1 and 5 below for additional information.

Q7.	Why can’t I just be granted additional options?

We strive to balance the need for a competitive compensation package for our employees and consultants with the interests of our stockholders. Because of the large number of options with exercise prices equal to or greater than $16.25, an additional grant of new options to all of these option holders would have a severe negative effect on our stock dilution and would significantly increase the number of our outstanding shares. Additionally, one of the goals of the Offer to Exchange is to reduce the number of our stock options that are outstanding but that we believe are not serving their intended purpose of appropriately incentivizing employees or consultants.

Q8.	Why aren’t the exchange ratios set at one-for-one?

The exchange ratios are derived using a value-for-value approach based on the Black-Scholes option pricing model. A value-for-value approach means the total economic value of the replacement options is approximately the same as the total economic value of the options surrendered at the time of the exchange. The exchange ratios were determined as of October 7, 2009, the business day prior to the day that this Offer to Exchange commenced. Based on this approach, the Offer to Exchange is not expected to result in additional compensation expense for VeriFone other than minimal additional stock-based compensation cost due to variation in our stock price and other inputs between the time we establish the exchange ratios before the start of the Offer to Exchange and the Replacement Grant Date.

Q9.	If I participate, what will happen to my exchanged options?

Options that you elect to exchange will be cancelled on the Expiration Date. Shares subject to cancelled options will be returned to the VeriFone 2006 Equity Incentive Plan (the “2006 Plan”) and be available for new grants under the 2006 Plan. See Section 14 below for additional information.

Q10.	What happens to Eligible Options that I choose not to exchange or that you do not accept for exchange?

Eligible Options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, exercise prices and vesting schedules. Once the Offer to Exchange expires, no options may be tendered or accepted for exchange.

Q11.	Am I eligible to receive future grants if I participate in this Offer to Exchange?

Participation or non-participation in this Offer to Exchange will not affect your eligibility for future equity or other incentives.

Q12.	What are the conditions to this Offer to Exchange?

This Offer to Exchange is subject to a number of conditions including the conditions described in Section 7. This Offer to Exchange is not conditioned upon a minimum aggregate number of options being elected for exchange.

II. ADMINISTRATION AND TIMING OF THE OFFER TO EXCHANGE

Q13.	How do I participate in this Offer to Exchange?

If you choose to participate in the Offer to Exchange, you must properly complete and submit your election before the Expiration Date. Before making an election, you should review the Offer to Exchange materials to learn about the terms and conditions of the Offer to Exchange.

If you currently hold Eligible Options, you will receive written information about the Offer to Exchange, including a copy of the Tender Offer Statement on Schedule TO (the “Schedule TO”) and this Offer to Exchange document along with instructions on how to log into VeriFone’s Offer to Exchange website (the “Exchange Website”). The URL for the Exchange Website is: https://verifone.equitybenefits.com.

The Exchange Website contains copies of the Schedule TO, the Offer to Exchange and other Offer to Exchange materials. You will receive the Exchange Website instructions through the same delivery method we typically use to inform you of information concerning equity awards, which generally is the e-mail account on file with our Equity Department or by mail to your mailing address of record with the Company. If you did not receive these written instructions, please contact the Equity Department at i_equityteam@verifone.com.

If you are eligible to participate, you must exchange your Eligible Options on a grant-by-grant basis. In other words, you must exchange all or none of the outstanding options that were granted to you on a single grant date with the same grant number and at the same exercise price. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options which have not yet been exercised will be eligible to be exchanged. If you are an Eligible Optionee, the Exchange Website will list all of your Eligible Options.

In order to participate in this Offer to Exchange, complete and return an election form (the “Election Form”) prior to the Expiration Date. You will be able to complete and submit an electronic Election Form on the Exchange Website. The Election Form on the Exchange Website contains information about your individual Eligible Options and you will be able to review the election form instructions and to select the Eligible Options you wish to exchange or not exchange. Confirmation statements for submissions through the Exchange Website may be obtained by clicking on the “Print a Confirmation” button after submitting your Election Form. You should print and save a copy of the confirmation for your records. You should also receive an automated e-mail confirmation of your election through the Exchange Website within 48 hours of submission.

If for some reason you are not able to make your election on the Exchange Website, you may also make an election to participate in the Offer to Exchange by completing, signing and submitting a paper Election Form either by e-mail to i_equityteam@verifone.com or by facsimile to +1 (408) 232-7877 prior to the Expiration Date. Paper Election Forms submitted by any other means, including hand delivery, email to any other address, interoffice mail, U.S. mail (or other post) and overnight or other courier are not permitted, and will not be accepted. We intend to send you a confirmation statement of your election within 48 hours following receipt of your Election Form.

Important Information for Eligible Optionees of our Israeli Subsidiaries

If you are an employee or consultant of one of our Israeli subsidiaries, in addition to completing an Election Form, you must also complete a consent agreement to the terms of a tax ruling we have obtained from the Israeli Tax Authority (the “Consent Agreement to Israel Tax Authority Tax Ruling”) if you decide to participate in the Offer to Exchange. See “Guide to Tax and Legal Issues in Israel” on Schedule A attached hereto. This consent agreement is included in the Offer to Exchange materials first sent to you on the date of this Offer to Exchange and is also available on the Exchange Website. In addition, you may request a copy of the Consent Agreement to Israel Tax Authority Tax Ruling from your local Human Resources Partner by e-mail to shimrit_h1@verifone.com. You must sign the Consent Agreement to Israel Tax Authority Tax Ruling and return it by e-mail to shimrit_h1@verifone.com or by facsimile to 97-2-39027645 (Tel Aviv) prior to the Expiration Date.

If you do not receive a confirmation, it is your responsibility to confirm with the Equity Department that your Election Form has been received. Your completed Election Form (and consent form if you are an employee or consultant of one of our Israeli subsidiaries) must be received no later than 9:00 p.m. U.S. Eastern Time on November 6, 2009, unless this Offer to Exchange is extended. Please note that wherever you are, the expiration deadline is set by U.S. Eastern Time, in the United States.

You can change your election at any time before the Expiration Date and as many times as you wish; however, the last election that you submit before 9:00 p.m. U.S. Eastern Time on the Expiration Date will constitute your final election.

See Section 4 below for additional information concerning making an election and Section 5 below for more information about changing your election.

Q14.	How do I find out the details about my existing stock options?

Information on your Eligible Options will be provided to you with this Offer to Exchange on the Exchange Website located at https://verifone.equitybenefits.com. In addition, you can check your E*TRADE OptionsLink account for the current status of your options. You may access your E*TRADE OptionsLink account via the Internet at: https://us.etrade.com/e/t/user/login_sp.

Q15.	What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this Offer to Exchange is 9:00 p.m. U.S. Eastern Time on November 6, 2009, unless this Offer to Exchange is extended. This means that your completed Election Form must be submitted before that time. You will receive a written confirmation of your election promptly after receipt of your completed Election

Form. We may, in our discretion, extend this Offer to Exchange at any time, but we cannot assure you that this Offer to Exchange will be extended or, if extended, for how long. If this Offer to Exchange is extended, we will make a public announcement of the extension no later than 9:00 a.m. U.S. Eastern Time on the next U.S. business day following the previously scheduled expiration of this Offer to Exchange. If this Offer to Exchange is extended, you must deliver your Election Form before the extended expiration of this Offer to Exchange.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. See Section 4 below.

Q16.	What will happen if I do not turn in my Election Form by the deadline?

If you do not turn in your Election Form by the deadline, then you will not participate in this Offer to Exchange, and all stock options currently held by you will remain intact at their existing price and terms. See Sections 1, 2 and 4 below for additional information.

IF YOUR ELECTION FORM IS NOT RECEIVED BY US THROUGH A PERMITTED METHOD OF SUBMISSION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER TO EXCHANGE. SEE SECTION 4 BELOW FOR MORE INFORMATION.

Q17.	During what period of time can I withdraw previously elected options?

You can withdraw or change your previously submitted election to exchange options at any time before the Expiration Date, which is currently scheduled for 9:00 p.m. U.S. Eastern Time on November 6, 2009. If this Offer to Exchange is extended beyond that time, you can withdraw or change your election at any time until the extended expiration of this Offer to Exchange. Withdrawals of previous elections to participate are made by submitting a new Election Form with your elections which replaces your previously submitted Election Form. To change your previously submitted election, you must submit a new Election Form using one of the submission methods described above and in Section 4 below, and we must receive the new Election Form before the Expiration Date. Please note that a new Election Form, once validly submitted, will supersede your prior one and therefore, each new Election Form must indicate your new election as to each of your Eligible Options.

To withdraw your previously submitted election using the Exchange Website, log into the Exchange Website and submit a new electronic Election Form indicating your new elections as to each of your Eligible Option. As further described in the election instructions accompanying the Election Form, select the “NO” box in the section indicating whether the applicable Eligible Option is to be exchanged to indicate you do not wish to exchange that Eligible Option. You will receive a new confirmation statement regarding your new election.

You may also withdraw your previously submitted election by completing, signing and returning a paper Election Form. You may request a paper Election Form by e-mail request to i_equityteam@verifone.com or by telephone request to +1 (408) 232-7877. As further described in the election instructions accompanying the Election Form, select the “NO” box in the section indicating whether the applicable Eligible Option is to be exchanged to indicate you do not wish to exchange that Eligible Option grant. Your paper Election Form must be submitted by e-mail to i_equityteam@verifone.com or by facsimile to +1 (408) 232-7877. Paper Election Forms submitted by any other means, including hand delivery, email to any other address, interoffice mail, U.S. mail (or other post) and overnight or other courier are not permitted, and will not be accepted.

It is your responsibility to confirm that we have received your Election Form before the deadline. In all cases, the last Election Form submitted and received prior to the deadline date will prevail. See Section 5 below for additional information.

YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION AFTER THE EXPIRATION DATE (INCLUDING EXTENSIONS, IF ANY).

Q18.	Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised Eligible Options can be exchanged. If you have previously exercised a portion of your Eligible Options granted on a single grant date and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be exchanged. The replacement option will only replace options that are cancelled upon the expiration of this Offer to Exchange.

Q19.	Can I select which portion of an option to exchange?

No. You cannot partially cancel an outstanding option. If you choose to exchange an option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you on the same grant date and with the same grant number and exercise price) will be exchanged and cancelled.

Q20.	Can I exchange both vested and unvested options?

Yes. You can exchange Eligible Options, whether or not they are vested.

Q21.	What will be the exercise price of my replacement options under the Offer to Exchange?

The exercise price for the replacement options will be the Replacement Grant Price. Replacement options granted to Eligible Optionees residing in France may have a higher Replacement Grant Price. If you reside in France, please refer to “Guide to Tax and Legal Issues in France” on Schedule A attached hereto for more information. See Sections 1 and 2 below for additional information.

The market price of our common stock has been volatile in the past and may continue to fluctuate substantially. If the price of our common stock increases after the date on which your Eligible Options are cancelled, your cancelled options might have been worth more than the replacement options that you will receive in exchange for them. See “Risks of Participating in the Offer to Exchange” below.

Q22.	When will I receive my replacement option?

We will grant the replacement options on the Replacement Grant Date, which is currently scheduled for November 6, 2009. If this Offer to Exchange is extended beyond November 6, 2009, then the replacement options will be granted on the expiration date of the extended Offer to Exchange. See Sections 2 and 6 below for more information.

Q23.	When will the replacement options appear in my E*TRADE OptionsLink account?

The replacement options should be reflected in OptionsLink within 30 to 45 days after the Replacement Grant Date.

Q24.	When will the replacement options vest?

The replacement options will vest as to 25% on the one-year anniversary of the Replacement Grant Date, and as to 1/16th each quarter thereafter. This means that all replacement options will be completely unvested on the Replacement Grant Date, regardless of whether the surrendered options were partially or wholly vested.

Vesting and exercise of replacement options are dependent upon continued employment or consulting service, as the case may be, with VeriFone or any of our majority-owned subsidiaries. Replacement options are subject to the terms and conditions as provided for in the 2006 Plan, the stock option agreement and any country-specific appendix applicable to you, and will be forfeited if not vested at time of termination of employment or consulting arrangement, as applicable. See Section 10 below for additional information. See also “Risks of Participating in this Offer to Exchange” below.

Non-U.S. Eligible Optionees should refer to the applicable section of Schedule A for a summary of tax and legal issues applicable to their country of residence. In addition, Eligible Optionees residing in France, Israel, Singapore and Spain should refer to the information in Schedule A regarding potential restrictions or tax consequences related to the timing of exercise of the replacement options.

Q25.	What will be the terms and conditions of my replacement options?

Each replacement option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the fair market value of our common stock on the Replacement Grant Date. The replacement options granted under the Offer to Exchange will have the terms and be subject to the conditions as provided for in the 2006 Plan, any country-specific sub-plan, the stock option agreement and any country-specific appendix applicable to you. The replacement options will have a term of seven years from the Replacement Grant Date, subject to earlier expiration of the option following termination of the employment or consultancy of the optionee. We may require you to satisfy any applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. You are encouraged to consult the 2006 Plan for complete information about the terms of the replacement options, which is available on the Exchange Website at https://verifone.equitybenefits.com or by contacting the Equity Department by e-mail at i_equityteam@verifone.com or by phone at +1 (408) 232-7877. See Section 10 below for additional information.

Q26.	What if my employment with VeriFone or a majority-owned subsidiary of VeriFone is terminated after the replacement options are granted?

If your employment with VeriFone is terminated for any reason after the replacement options have been granted, you will forfeit your replacement options that are unvested at the date of your termination. You will generally have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. AGAIN, IF YOU ARE NOT EMPLOYED BY US ON THE EXPIRATION DATE, YOU MAY NOT PARTICIPATE IN THE OFFER TO EXCHANGE. YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE. See Section 10 below for additional information. See also “Risks of Participating in this Offer to Exchange” below.

Q27.	What if my consulting arrangement with VeriFone or a majority-owned subsidiary of VeriFone is terminated after the replacement options are granted?

If you are currently a consultant with VeriFone or a majority-owned subsidiary of VeriFone and your consulting arrangement ends or is terminated for any reason after the replacement options have been granted, you will forfeit your replacement options that are unvested at the date of such termination. You will generally have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. AGAIN, IF YOUR CONSULTING ARRANGEMENT WITH US HAS TERMINATED AS OF THE EXPIRATION DATE, YOU MAY NOT PARTICIPATE IN THE OFFER TO EXCHANGE. YOUR CONSULTING ARRANGEMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE. See Section 10 below for additional information. See also “Risks of Participating in this Offer to Exchange” below.

Q28.	What happens if VeriFone is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current stock ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

The replacement options will be granted under the 2006 Plan and be subject to the terms and conditions of the 2006 Plan, any country-specific sub-plan, the stock option agreement and any country-specific appendix applicable to you. The 2006 Plan does not provide for automatic vesting acceleration upon a change in control. You should refer to the 2006 Plan and the prospectus for such Plan which are available on the Offer to Exchange website at https://verifone.equitybenefits.com. You may also request a copy of these documents by contacting our Equity Department by e-mail at i_equityteam@verifone.com or by phone at +1 (408) 232-7877.

Q29.	What happens if VeriFone is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer to Exchange.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the replacement options could be drastically altered. For example, if our stock were to be acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the Replacement Grant Price of the replacement options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different issuer.

Q30.	Are there other circumstances where I would not be granted replacement options?

Yes. Even if we accept your tendered Eligible Options, we will not grant replacement options to you until all necessary government approvals have been obtained. Although we are not aware of any such requirements, if any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. However, if such approvals cannot be timely obtained, we may elect not to accept your tendered Eligible Options. See Section 16 below for additional information.

We reserve the right to withdraw the Offer to Exchange in any jurisdiction for which we determine that the Offer to Exchange would have regulatory, tax or other implications that are inconsistent with our compensation policies and practices. If we withdraw the Offer to Exchange in a particular jurisdiction, the Offer to Exchange will not be made to, nor will Eligible Options be accepted for exchange from or on behalf of, employees or consultants in that jurisdiction.

Q31.	After the Replacement Grant Date, what happens if my options end up underwater again?

We are conducting this Offer to Exchange at this time considering the stock market conditions that have affected many companies throughout the United States. This is a one-time offer that we do not expect to offer again in the future. The price of our common stock may appreciate over the long term, even if your options become underwater after the Replacement Grant Date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. See Section 8 below for additional information. See also “Risks of Participating in the Offer to Exchange” below.

Q32.	If the price of our common stock were to increase after the date on which my Eligible Options are cancelled, is it possible that those cancelled Eligible Options would have ultimately been more economically valuable than the replacement options I received in exchange for them?

Yes. If the price of our common stock increases, cancelled Eligible Options might prove to have been worth more than the replacement options that you receive in exchange for them.

For example, if you exchange Eligible Options covering 1,000 shares with an exercise price of $20.15 per share, you would receive replacement options covering 555 shares (after applying the applicable exchange ratio of 1.8 Eligible Options for every one replacement option). Assume, for illustrative purposes only, that the exercise price for the replacement options is $15.00 per share. Also assume, for illustrative purposes only, that one year after the Replacement Grant Date the fair market value of our common stock had increased to $27.00 per share. Under this example, if you had kept your exchanged Eligible Options, exercised them, and sold the underlying shares at $27.00 per share, you would have realized a pre-tax gain of $6,850, but if you exchanged your options and sold the shares subject to the replacement options for $27.00 per share, you would only realize a pre-tax gain of $6,660.

Note that this discussion does not take into account vesting. Your Eligible Options may be fully vested, whereas the replacement options will be subject to vesting restrictions. You should take into account the fact that the replacement options are subject to future vesting and will require you to remain employed for a longer period when deciding whether to participate in the Offer to Exchange.

III. OTHER IMPORTANT QUESTIONS

Q33.	What are the tax consequences of my participation in this Offer to Exchange?

If you accept this Offer to Exchange and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Further, if you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. Tax consequences may vary depending on each individual’s circumstances. Included as part of this Offer to Exchange are disclosures regarding the material federal tax consequences of this Offer to Exchange in the United States and in countries other than the United States. We encourage you to review these disclosures carefully and consult with your own financial and tax advisors as necessary before deciding whether or not to participate in this Offer to Exchange. See Section 17 and Schedule A below for additional information.

Q34.	How should I decide whether or not to participate?

The decision to participate must be each Eligible Optionee’s personal decision, and it will depend largely on your individual assumptions about the future overall economic environment, the performance of publicly traded stocks generally and our own stock price, and our business.

We understand that this will be a challenging decision for all Eligible Optionees. We encourage you to review these disclosures carefully and consult with your own financial and tax advisors as necessary before deciding whether or not to participate in this Offer to Exchange. THE OFFER TO EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE. See Schedule A attached hereto for disclosures regarding country-specific tax and legal issues. See also “Risk of Participating in the Offer to Exchange” below.

Q35.	What do the executive officers and the members of our Board of Directors think of this Offer to Exchange? Who can I contact to help me decide whether or not I should exchange my Eligible Options?

Although our Board of Directors has approved this Offer to Exchange, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Participation in this Offer to Exchange is voluntary. No one from VeriFone is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. Please contact your personal financial, investment and/or tax advisor(s) to assist you in determining if you should exchange your Eligible Options.

Q36.	What are some of the potential risks if I choose to exchange my Eligible Options?

Because we cannot guarantee what the stock market will do or how our stock will perform before the Replacement Grant Date, the price of VeriFone stock may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged. See “Risks of Participating in the Offer to Exchange” below for additional information.

Q37.	If VeriFone extends or changes the Offer to Exchange, how will you notify me?

If VeriFone extends or otherwise changes the Offer to Exchange, VeriFone will issue a press release, e-mail and/or other form of written communication disclosing the extension no later than 9:00 a.m. U.S. Eastern Time, on the next U.S. business day following the previously scheduled expiration time.

Q38.	Who can I talk to if I have questions regarding this Offer to Exchange?

The following websites are available to assist you with information and instructions:

•	Exchange Website: https://verifone.equitybenefits.com
•	VeriFone HR intranet site: http://veriweb2.verifone.com/hr/index.htm
•	E*Trade website: https://us.etrade.com/e/t/user/login_sp

The Offer to Exchange materials are available on the Exchange Website for your review. You may also send questions about the Offer to Exchange to the Equity Department by e-mail at i_equityteam@verifone.com or by phone at +1 (408) 232-7877.

RISKS OF PARTICIPATING IN THE OFFER TO EXCHANGE

Participating in the Offer to Exchange involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange, including the Schedules to this Offer to Exchange, and in our other filings that we make with the SEC. You are also encouraged to speak with your personal legal counsel, accountant, financial, and/or tax advisor(s) before deciding to participate in the Offer to Exchange.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “ expect,” “intend” and “plan”, and words of similar effect, as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements included in our most recent Annual Report on Form 10-K, as amended, and our most recent Quarterly Report on Form 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Risks Related to This Offer to Exchange

The exchange ratios used in determining the number of replacement options you will be eligible to receive for your surrendered options take into account a number of factors and assumptions, and as such, the actual value of your replacement options may be more or less than the fair value of your Eligible Options. Furthermore, the value of your replacement options cannot be determined until the Replacement Grant Date, which is expected to be November 6, 2009, subject to any extension of the Offer to Exchange.

The number of replacement options that you will be eligible to receive has been determined based on an exchange ratio. See the exchange ratio table disclosed under Section 1 — “Eligibility; Number of Options” of the Offer to Exchange for the exchange ratios applicable to the Offer to Exchange. We determined these exchange ratios by first dividing the options eligible for exchange into groups based on the exercise prices listed in the exchange ratio table and calculating the aggregate fair value of each group using a Black-Scholes option pricing model. Black-Scholes models were initially developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our or most other companies’ option grants under stock option plans. Existing valuation models, including variations of the Black-Scholes model, may not provide reliable measures of the values of our stock-based compensation, including with respect to the Offer to Exchange. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of our estimates stemming from the Black-Scholes option pricing model used, in part, to determine the exchange ratio, nor is there a means to compare and adjust the estimates to actual values.

The Black-Scholes model which we used to determine the exchange ratios for the Offer to Exchange takes into account the following assumptions to estimate fair value: (i) the closing price of our common stock as traded on the NYSE on October 7, 2009, (ii) an estimated stock price volatility of 50%, (iii) an estimate of the risk free interest rates applicable for the options, (iv) an estimated expected term of the Eligible Options surrendered that reflects their remaining contractual term as of October 7, 2009, and the expected term of the replacement options, (v) the option exercise prices for the Eligible Options surrendered and (vi) a 0.00% dividend yield. The exchange ratios were designed to result in a fair value of the replacement options that is approximately equal to the fair value, in the aggregate, of the options that are surrendered, assuming that all Eligible Options are surrendered in the Offer to Exchange.

Depending on the assumptions used to determine the fair value of your Eligible Options and the replacement options, it is possible that a Black-Scholes valuation of your replacement options may be more or less than a Black-Scholes valuation of your Eligible Options surrendered. The exchange ratios that will be used are based on assumptions made prior to the date that the replacement options will be granted. The exchange ratios were established as of October 7, 2009, prior to the commencement of the Offer to Exchange. The Black-Scholes fair values of the Eligible Options and the replacement options as of the Replacement Grant Date or any future date may differ from the Black-Scholes fair values determined as of October 7, 2009. Accordingly, it is important for you to evaluate this Offer to Exchange based on your assessment of the future price of our common stock, the specific options you currently hold and other applicable risk factors.

If the price of our common stock increases after the date on which your Eligible Options are cancelled, your cancelled options might have been worth more than the replacement options that you will receive in exchange for them.

Because you will receive replacement options covering fewer shares than the Eligible Options surrendered, it is possible that, at some point in the future, your exchanged Eligible Options would have been economically more valuable than the replacement options granted pursuant to this Offer to Exchange.

Any vesting that has occurred for your Eligible Options surrendered will not transfer to the replacement options granted under this Offer to Exchange. A new four-year vesting term will apply to the replacement options. Therefore, any replacement options you receive in this Offer to Exchange may have less favorable vesting terms than those of the related Eligible Options you are surrendering. This means that if your employment or consulting arrangement with us terminates during the new vesting period, or if the replacement options otherwise terminate prior to your being fully vested in them, you might have been better off if you had continued holding the Eligible Option rather than exchanging them for replacement options. If you reside outside the U.S., you should also refer to the “Guide to Tax and Legal Issues” on Schedule A attached hereto for more information on any restrictions on the exercise of replacement options and other terms and tax consequences of the Offer to Exchange for the jurisdiction applicable to you.

You should carefully consider the relative benefit to you, including if some or all of your Eligible Options have already vested, compared to the benefit of a lesser number of lower-priced options with a re-started vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option that you surrendered in this Offer to Exchange, you could conclude that it would have been preferable to have retained the Eligible Option with its higher price and original vesting schedule rather than have surrendered it for the lower-priced replacement option with re-started vesting.

For example, if you exchange Eligible Options covering 1,000 shares with an exercise price of $20.15 per share, you would receive replacement options covering 555 shares (after applying the applicable exchange ratio of 1.8 Eligible Options for every one replacement option). Assume, for illustrative purposes only, that the exercise price for the replacement options is $15.00 per share. Also assume, for illustrative purposes only, that one year after the Replacement Grant Date the fair market value of our common stock had increased to $27.00 per share. Under this example, if you had kept your exchanged Eligible Options, exercised them, and sold the underlying shares at $27.00 per share, you would have realized a pre-tax gain of $6,850, but if you exchanged your options and sold the shares subject to the replacement options for $27.00 per share, you would only realize a pre-tax gain of $6,660.

If we are acquired by or merge with another company, your surrendered option might be worth more than the replacement options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the Offer to Exchange might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those Eligible Optionees who did not participate in this offer and retained their original eligible option grant.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your provision of continuous service to us terminates for any reason before your replacement options vest, you will not receive any value from your replacement options. We may also terminate the Offer to Exchange as the result of a transaction involving us, such as a merger or other acquisition.

Your replacement options will not be vested on the Replacement Grant Date, and if your continuous service with VeriFone or one of its majority-owned subsidiaries terminates prior to the vesting of such replacement options, you will not receive full value (or potentially, any value) for your replacement options.

If you elect to participate in this Offer to Exchange, your replacement options will have a seven-year term and will vest as to 25% on the one-year anniversary of the Replacement Grant Date, and as to 1/16th each quarter thereafter, depending upon continued service with VeriFone or one of its majority-owned subsidiaries. This means that you will be required to continue working for the Company or one of its majority-owned subsidiaries for at least one year after the date on which your replacement option is granted in order to be vested in any part of the replacement option. If your service with VeriFone or one of its majority-owned subsidiaries terminates (whether voluntarily or involuntarily) prior to the date your replacement options vest, you will not receive the shares subject to those replacement options. Instead, your replacement options will expire upon your termination of continuous service, if unvested, and shortly after your termination of continuous service, if vested. As a result, you would not receive full value (or potentially, any value) from your replacement options. See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” for more information.

Nothing in this Offer to Exchange should be construed to confer upon you the right to remain an employee or consultant of VeriFone or any of its subsidiaries. The terms of your employment or consultant arrangement with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the service of VeriFone or one of its majority-owned subsidiaries until the grant date for the replacement options or thereafter.

The tax consequences of participating in this Offer to Exchange may differ for each individual. If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Offer to Exchange.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences or holding requirements that may apply to you. You should read any applicable section of Schedule A attached to this Offer to Exchange. Schedule A discusses the tax consequences of participating in this Offer to Exchange for your country of residence. We also strongly encourage you to consult your own tax advisors to discuss the tax consequences specifically applicable to you.

There are additional tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in more than one country that may apply to you. You should read the applicable sections of Schedule A attached to this Offer to Exchange. You should also consult your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss these tax consequences.

There are additional tax-related risks for employees who have transferred employment between two or more countries.

If you have been employed by us in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. For example, if you were employed by us in Israel when you received an eligible option from us and you have transferred to another jurisdiction and are currently not employed by an Israeli subsidiary of ours, the exchange will be considered a tax event and you will be subject to tax upon the exchange of the Eligible Options for the replacement options. See Schedule A to this Offer to Exchange for more information on potential tax consequences in Israel. You should consult your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the tax consequences of your Eligible Options if you have transferred employment in more than one tax jurisdiction.

Risks Related to Our Business and Common Stock

In addition to the below risks, you should also carefully review the risk factors contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2009 and our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as amended, and also the other information provided in this Offer to Exchange as well as our Tender Offer Statement on Schedule TO and the other materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. You may access these filings free of charge electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Offer to Exchange - Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Our share price has been volatile and we expect that the price of our common stock may continue to fluctuate substantially.

Our stock price has fluctuated substantially since our initial public offering in 2005. In addition to fluctuations related to Company-specific factors, broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•	actual or anticipated variations in quarterly and annual operating results, including the timing of our announcements of such results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock, or our failure to meet the estimates made by securities analysts;

•	changes in the market valuations of other companies operating in our industry;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	additions or departures of key personnel; and

•	sales or purchases of our common stock, including sales or purchases of our common stock by our directors and officers or by our principal stockholders.

If our stock price increases after the completion of the Offer to Exchange based on one or more of these factors, it is possible that the economic value of your surrendered Eligible Options may be substantially higher than the economic value of the replacement options you receive under the Offer to Exchange.

THE OFFER TO EXCHANGE

1. Eligibility; Number of Options.

Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange Eligible Options that are properly elected for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Expiration Date, for replacement options to purchase common stock under our 2006 Plan.

You are eligible to participate in this Offer to Exchange only if you:

•

are an employee of VeriFone or any of our majority-owned subsidiaries on October 8, 2009 and remain an employee through the Replacement Grant Date or you are a consultant with VeriFone or any of our majority-owned subsidiaries and remain a consultant with us through the Replacement Grant Date;

•	are not a member of our Board of Directors or one of our named executive officers; and

•	hold at least one Eligible Option on October 8, 2009.

In this Offer to Exchange, an Eligible Option is a stock option that:

•	has an exercise price equal to or greater than $16.25;

•	has a grant date on or before October 7, 2008; and

•	is outstanding (in other words it has not been exercised and have not expired), as of the start of this Offer to Exchange and remains so through the Replacement Grant Date.

When we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange Eligible Options, you will not be eligible to receive replacement options unless you continue to be an employee or consultant of VeriFone or any of our majority-owned subsidiaries through the Replacement Grant Date.

Accordingly, if you are no longer an employee or consultant of VeriFone or any of our majority-owned subsidiaries on the Replacement Grant Date, which is expected to be November 6, 2009 unless the Offer to Exchange is extended, even if you had elected to participate in this Offer to Exchange and had tendered your options for exchange, your tender will not be accepted for exchange and will automatically be deemed withdrawn from this Offer to Exchange. You will retain your outstanding options in accordance with their existing terms and conditions before the Offer to Exchange. In the case of termination of your employment or consulting arrangement for whatever reason and whether with or without cause, you may exercise your outstanding options during a limited period of time following the termination of your employment or consulting arrangement in accordance with their terms to the extent they are vested.

If you are eligible and choose to participate, you may elect to exchange only those options that are Eligible Options. For Eligible Options for any single grant, that is options with the same grant date and with the same grant number and same exercise price, you must elect either to exchange all Eligible Options for that grant or none of the Eligible Options for that grant. If you have previously exercised a portion of your Eligible Options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options that have not yet been exercised will be eligible to be exchanged in this program.

If you properly tender your Eligible Options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer to Exchange, you will be entitled to receive that number of replacement options determined using the exchange ratios set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2006 Plan.

	Range of Exercise Price Per Share of Existing Eligible Option	Exchange Ratio (1)
Group 1	$16.25 - $19.99	1.3 for 1
Group 2	$20.15 - $26.85	1.8 for 1
Group 3	$27.92 - $30.76	2.3 for 1
Group 4	$31.50 - $36.43	2.4 for 1
Group 5	$40.01 - $44.43	2.6 for 1

(1)	The exchange ratio represents the number of Eligible Options that must be surrendered in exchange for the receipt of one replacement option.

Please note: The exchange ratios apply to each of your option grants separately. This means that all of the options that you receive pursuant to a particular option grant will be aggregated and divided by the applicable exchange ratio. As a result, the various Eligible Options you hold may be subject to different exchange ratios to the extent that you received such options pursuant to different option grants.

Participation in the Offer to Exchange is completely voluntary. You may decide which of your Eligible Grants you wish to exchange. Your election to participate must be made on a grant-by-grant basis. This means that if you elect to exchange a particular Eligible Option grant, you must exchange all of the shares subject to that Eligible Option grant.

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Unless prevented by law or applicable regulations, Eligible Options granted under our various equity incentive plans and exchanged for replacement options will be replaced with options granted under the 2006 Plan. The replacement options will have the terms and be subject to the conditions as provided for in the 2006 Plan. The replacement options will have a new grant date, a new exercise price and a new vesting schedule and will be classified as a nonstatutory stock option. The replacement options will cover a fewer number of shares of our common stock than the surrendered options.

The per share exercise price of the replacement options will be equal to the Replacement Grant Price.

2. Expiration Date.

This Offer to Exchange will expire at 9:00 p.m. U.S. Eastern Time on November 6, 2009 unless and until we, in our discretion, extend the period of time during which this Offer to Exchange will remain open, in which event Expiration Date refers to the latest time and date at which this Offer to Exchange, as so extended, expires. Please note that wherever you are, the expiration deadline is set by U.S. Eastern Time, in the United States. See Section 18 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend this Offer to Exchange.

If we decide to take any of the following actions, we will publish a notice or otherwise notify you of such action in writing after the date of such notice:

(a)	we increase or decrease the amount of consideration offered for the options; or

(b)	we decrease the number of options eligible to be elected for exchange in this Offer to Exchange.

If this Offer to Exchange is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 18 of this Offer to Exchange, we will extend this Offer to Exchange so that it is open at least ten U.S. business days following the publication, sending or giving of notice.

For purposes of this Offer to Exchange, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

3. Purpose of this Offer to Exchange.

The primary purpose of this Offer to Exchange is to restore the retention and incentive benefits of our option grants. We granted the options outstanding to employees and consultants of the Company and its majority-owned subsidiaries to promote our long-term growth and success. We also utilize option grants to create stockholder value by giving members of our workforce a stake in the growth and success of our Company and to provide our employees and consultants with additional financial incentive to stay with VeriFone (or one of its majority-owned subsidiaries).

However, our stock price has declined significantly in recent periods. As a result, many of the outstanding options held by our Eligible Optionees, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this Offer to Exchange outstanding options for replacement options with a Replacement Grant Price, we intend to provide our Eligible Optionees with the compensatory benefit of holding options that over time may have a greater potential to increase in value. By doing so, we intend to create better performance incentives for employees and consultants and thereby maximize stockholder value. In addition, the Offer to Exchange will have the added benefit of reducing the potential stockholder dilution represented by the outstanding Eligible Options.

THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OFFER TO EXCHANGE WILL BE REALIZED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock. The exercise price of any replacement options granted to you in return for Eligible Options you elect to exchange will be equal to the fair market value of our common stock on the Replacement Grant Date. Replacement options granted to optionees in France may be granted at a price higher than the closing price of our common stock on the NYSE on the Replacement Grant Date if necessary to meet local tax requirements. See “Guide to Tax and Legal Issues in France” on Schedule A attached hereto. You will be at risk of any increase in our stock price during the period prior to the Replacement Grant Date.

We evaluate acquisition or investment opportunities in the ordinary course of business on an ongoing basis. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this Offer to Exchange, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of any such opportunity. If we were to enter into a transaction, such as a merger or similar transaction, that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation of the Company;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer;

(e)	any other material change in our corporate structure or business;

(f)	our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

(j)	any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER TO EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

4. Procedures for Electing to Exchange Options.

Proper Exchange of Options.

If you choose to participate in the Offer to Exchange, you must properly complete and submit your election before the Expiration Date.

If you currently hold Eligible Options, you will receive written information about the Offer to Exchange, including a copy of the Tender Offer Statement on Schedule TO and the Offer to Exchange document along with instructions on how to log into VeriFone’s Exchange Website. The URL for the Exchange Website is: https://verifone.equitybenefits.com.

Before making an election, you should review the Offer to Exchange materials to learn about the terms and conditions of the Offer to Exchange. The Exchange Website contains copies of the Offer to Exchange materials. You will receive these instructions through the same delivery method we typically use to inform you of information concerning equity awards, which generally is the e-mail account on file with our Equity Department or by mail to your mailing address of record with the Company. If you did not receive these written instructions, please contact the Equity Department at i_equityteam@verifone.com.

If you are eligible to participate, you must exchange your Eligible Options on a grant-by-grant basis. In other words, you must exchange all or none of the outstanding options that were granted to you on a single grant date with the same grant number and at the same exercise price. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options which have not yet been exercised will be eligible to be exchanged. If you are an Eligible Optionee, the Exchange Website will list all of your Eligible Options.

In order to participate in this Offer to Exchange, complete and return an Election Form in the manner provided by this Offer to Exchange and in accordance with the election instructions set forth in the Election Form prior to the Expiration Date. You will be able to complete and submit an electronic Election Form on the Exchange Website. The Election Form on the Exchange Website contains information about your Eligible Options. Once you log into the Exchange Website, you will also be able to review the election form instructions explaining how to select the Eligible Options you wish to exchange or not exchange and to submit your Election Form.

If for some reason you are not able to make your election on the Exchange Website, you may also make an election to participate in the Offer to Exchange by requesting a paper Election Form from the Equity Department via e-mail at i_equityteam@verifone.com or by telephone at +1 (408) 232-7877. Your Eligible Options will be listed on the paper Election Form. The paper Election Form will contain information about how to complete, sign and return your paper Election Form. Your properly completed and signed paper Election Form must be received by the Equity Department via e-mail at i_equityteam@verifone.com or via facsimile to +1 (408) 232-7877 no later than the Expiration Date. Paper Election Forms submitted by any other means, including hand delivery, email to any other address, interoffice mail, U.S. mail (or other post) and overnight or other courier are not permitted, and will not be accepted.

If you are an employee or consultant of one of our Israeli subsidiaries and wish to participate in the Offer to Exchange, in addition to completing an Election Form, you must also complete the Consent Agreement to Israel Tax Authority Tax Ruling, which represents your agreement to the terms of a tax ruling we have obtained from the Israeli Tax Authority. See “Guide to Tax and Legal Issues in Israel” on Schedule A attached hereto. This consent agreement is included in the Offer to Exchange materials first sent to you on the date of this Offer to Exchange and is also available on the Exchange Website. In addition, you may request a copy of the consent agreement from your local Human Resources Partner by e-mail request to shimrit_h1@verifone.com. You must sign the Consent Agreement to Israel Tax Authority Tax Ruling and return it by e-mail to shimrit_h1@verifone.com or by facsimile to 97-2-39027645 (Tel Aviv) prior to the Expiration Date.

Confirmation statements for submissions through the Exchange Website may be obtained by clicking on the “Print a Confirmation” button after submitting your Election Form. You should print and save a copy of the confirmation for your records. You should also receive an automated e-mail confirmation of your election through the Exchange Website within 48 hours of submission. If you submitted your election using a paper Election Form, we intend to send you a confirmation statement of your paper Election Form within 48 hours following receipt thereof. If you do not receive a confirmation, it is your responsibility to confirm with the Equity Department that your Election Form has been received.

Your completed Election Form (and consent form if you are an employee or consultant of one of our Israeli subsidiaries) must be received no later than 9:00 p.m. U.S. Eastern Time on November 6, 2009, unless this Offer to Exchange is extended. Please note that wherever you are, the expiration deadline is set by U.S. Eastern Time, in the United States.

You can change your election at any time before the Expiration Date and as many times as you wish; however, the last election that you submit before 9:00 p.m. U.S. Eastern Time on the Expiration Date will constitute your final election.

If you do not submit your Election Form by the expiration time, then you will not participate in this Offer to Exchange, and all stock options currently held by you will remain intact at their existing price and with their existing terms. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of your Election Form and any other required documents prior to the expiration time.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension which we may make in our sole discretion.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties, except that such determination may be challenged in a court of competent jurisdiction. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer to Exchange or any defect or irregularity in any election. If we waive any of the conditions of this Offer to Exchange we will do so for all Eligible Optionees. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.

Our receipt of your Election Form is not by itself an acceptance of your Eligible Options for exchange. For purposes of this Offer to Exchange, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of Eligible Options for exchange. We may issue this notice of acceptance by press release, email or other form of written communication. Eligible Options accepted for exchange will be cancelled as of the Expiration Date.

Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer to Exchange. Our acceptance of the options that you elect to exchange pursuant to this Offer to Exchange will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer to Exchange. Subject to our rights to extend, terminate and amend this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this Offer to Exchange all properly elected options that have not been validly withdrawn.

5. Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 5.

You can withdraw your elected options at any time before 9:00 p.m. U.S. Eastern Time on November 6, 2009, at which time the Offer to Exchange will expire, unless extended by us. If the expiration time is extended by us, you can withdraw your elected options at any time until the extended expiration of this Offer to Exchange.

To validly withdraw elected options, you must submit a new Election Form that indicates (in accordance with the instructions thereto) your election to not exchange those Eligible Options you wish to withdraw from participation. Your new Election Form must indicate your election as to each of your Eligible Options, including any you wish to elect to participate, if any, as the new Election Form once validly submitted will supersede your previous submitted Election Form.

The new Election Form may be submitted electronically through the Exchange Website or by paper Election Form as set forth in Section 4. You may request a paper Election Form by e-mail to i_equityteam@verifone.com or by telephone to +1 (408) 232-7877. Paper Election Forms must be submitted by e-mail to i_equityteam@verifone.com or by facsimile to +1 (408) 232-7877. Paper Election Forms submitted by any other means, including hand delivery, email to any other address, interoffice mail, U.S. mail (or other post) and overnight or other courier are not permitted, and will not be accepted.

We must RECEIVE the new Election Form in accordance with one of the prescribed methods of delivery before the Expiration Date.

The submission of a properly completed new Election Form that withdraws from participation one or more previously elected options for exchange will constitute a proper notice of withdrawal as to those Eligible Options that are marked as not selected for exchange. It is your responsibility to confirm that we received your new Election Form indicating the withdrawal of the applicable Eligible Options before the Expiration Date. If you elect to withdraw options, you must withdraw all or none of the outstanding options granted to you on the same grant date with the same grant number and at the same exercise price.

You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this Offer to Exchange unless you properly re-elect to exchange those options before the Expiration Date by following the procedures described in Section 4.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the Expiration Date. Any Eligible Options that you do not withdraw will be bound pursuant to your last properly submitted Election Form.

Neither VeriFone nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding, but may be challenged in a court of competent jurisdiction.

6. Acceptance of Options for Exchange and Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer to Exchange, including those conditions listed in Section 7 below, and promptly following the expiration of this Offer to Exchange, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time. Once your Eligible Options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer to Exchange confirming that your options have been accepted for exchange and cancelled. Your replacement options will be granted on the date we cancel the options accepted for exchange, and you will receive your replacement grant agreement as promptly as practicable thereafter. Once the Eligible Options are cancelled, you no longer will have any rights with respect to those options.

If you are no longer an employee or consultant with VeriFone or any of our majority-owned subsidiaries, whether voluntarily, involuntarily, or for any other reason before your replacement options are granted, you will not be able to participate in this Offer to Exchange. Accordingly, if you are not an eligible employee or consultant of VeriFone or any of our majority-owned subsidiaries as described above on the Replacement Grant Date, even if you had elected to participate in this Offer to Exchange and had tendered your options for exchange, your tender will automatically be deemed withdrawn and you will not participate in this Offer to Exchange. You will retain your outstanding options in accordance with their existing terms and conditions before the Offer to Exchange. In the case of termination of your employment or consulting arrangement, you may exercise your outstanding options during a limited period of time following the termination of employment or consulting arrangement in accordance with their terms to the extent that they are vested.

For purposes of this Offer to Exchange, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the Eligible Optionees of our acceptance for exchange of such Eligible Options; such notice may be given by press release, e-mail or letter. Subject to our rights to extend, terminate and amend this Offer to Exchange, we expect that you will receive your replacement option agreement as promptly as practicable after the Replacement Grant Date.

Options that we do not accept for exchange will remain outstanding until they expire or are terminated by their terms and will retain their current exercise price and current vesting schedule.

7. Conditions of this Offer to Exchange.

Notwithstanding any other provision of this Offer to Exchange, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer to Exchange, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations and in the manner set forth in Section 18 below, if at any time on or after October 8, 2009 and prior to the expiration time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer to Exchange, the acquisition of some or all of the options elected for exchange pursuant to this Offer to Exchange or the issuance of replacement options;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer to Exchange or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)	make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer to Exchange;

(ii)	delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options elected for exchange; or

(iii)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of VeriFone;

(c)	there shall have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)	any decrease of greater than 40% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of VeriFone or on the trading in our common stock;

(vi)	in the case of any of the foregoing existing at the time of the commencement of this Offer to Exchange, a material acceleration or worsening thereof;

(vii)	any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 8, 2009; or

(viii)	in the event of a change of control transaction involving us, such as a merger or other acquisition, has been announced or proposed.

(d)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)	any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 8, 2009;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 8, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

(e)	any of the situations described above existed at the time of commencement of this Offer to Exchange and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer to Exchange; or

(f)	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of VeriFone that, in our reasonable judgment, is or may have a material adverse effect on VeriFone.

If any of the above events occur, we will promptly notify you and we may, in our sole discretion:

•	terminate the Offer to Exchange and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Offer to Exchange and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer to Exchange expires;

•	amend the terms of the Offer to Exchange; or

•

waive any unsatisfied condition and, subject to any requirement to provide disclosure of such waiver and to extend the period of time during which the Offer to Exchange is open, complete the Offer to Exchange.

The conditions to this Offer to Exchange are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time, so long as such condition was not triggered as a result of any action or inaction by us. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our reasonable discretion, whether or not we waive any other condition to this Offer to Exchange. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. If we waive a condition of this Offer to Exchange, we will promptly notify you and, if such waiver is material, we will extend this Offer to Exchange and circulate new disclosures to all Eligible Optionees. Any determination we make concerning the events described in this Section 7 will be final and binding upon all person, except that such determination may be challenged in a court of competent jurisdiction by any Eligible Optionee participating in the Offer to Exchange. See Section 18 for information regarding extensions, terminations or amendments of this Offer to Exchange.

8. Price Range of Common Stock Underlying the Options.

The Eligible Options represent rights to acquire our common stock. None of the Eligible Options are traded on any trading market. Our common stock is quoted on the NYSE under the symbol “PAY.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the NYSE.

	High	Low
Fiscal Year Ended October 31, 2009
Fourth Quarter (through October 7, 2009)	$16.15	$8.75
Third Quarter	$9.28	$5.92
Second Quarter	$8.36	$3.65
First Quarter	$12.23	$2.31
Fiscal Year Ended October 31, 2008
Fourth Quarter	$21.17	$8.53
Third Quarter	$16.14	$10.75
Second Quarter	$21.12	$10.10
First Quarter	$49.79	$15.59
Fiscal Year Ended October 31, 2007
Fourth Quarter	$50.00	$33.03
Third Quarter	$38.94	$31.45
Second Quarter	$42.72	$34.84
First Quarter	$40.82	$29.26

As of October 7, 2009, the last reported sale price of our common stock, as traded on the NYSE, was $14.79 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET PRICES FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

9. Source and Amount of Consideration.

Regardless of which plan your Eligible Options were granted under, we will grant replacement options, subject to applicable laws and regulations, to purchase common stock under the 2006 Plan, in exchange for Eligible Options properly elected for exchange and accepted by us. The number of shares of common stock subject to the replacement options to be granted to each Eligible Optionee will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the 2006 Plan.

The table below shows the number of shares of our common stock subject to the existing Eligible Option that you must exchange for each share of common stock subject to the replacement option, based on the exercise price of the existing Eligible Option:

	Range of Exercise Price Per Share of Existing Eligible Option	Exchange Ratio (1)
Group 1	$16.25 - $19.99	1.3 for 1
Group 2	$20.15 - $26.85	1.8 for 1
Group 3	$27.92 - $30.76	2.3 for 1
Group 4	$31.50 - $36.43	2.4 for 1
Group 5	$40.01 - $44.43	2.6 for 1

(1)	The exchange ratio represents the number of Eligible Options that must be surrendered in exchange for the receipt of one replacement option.

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of October 7, 2009, there were Eligible Options to purchase an aggregate of 4,456,320 shares of the Company’s common stock. If 100% of Eligible Options were to be exchanged and replacement options granted in accordance with the exchange ratios set out above, the number of shares underlying such replacement options would be approximately 2,144,605.

10. Terms of Replacement Options.

The replacement options will have the terms and be subject to the conditions as provided for in the 2006 Plan, any country-specific sub-plan, the stock option agreement and any country-specific appendix applicable to you. The replacement options will be granted on the date that the tendered options are cancelled. The replacement options will vest as to 25% on the one-year anniversary of the Replacement Grant Date, and as to 1/16th each quarter thereafter, depending upon continued employment or consultancy, as applicable, with VeriFone or any of its majority-owned subsidiaries, and will have a term of seven years from the Replacement Grant Date. In general, the replacement options will become available for exercise upon vesting, except if prohibited by local laws, practices or regulations. This means that all replacement options will be completely unvested on the Replacement Grant Date, regardless of whether the surrendered options were partially or wholly vested. See Section 11 “Summary of the 2006 Plan” for more information regarding the 2006 Plan. The terms and conditions of your existing options are set forth in the applicable Plan under which they were granted. The description of the replacement options provided in this Section 10 and in Section 11 below is only a summary of some of the material provisions of the 2006 Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2006 Plan. Information regarding the 2006 Plan may be found in the S-8 Registration Statement and related prospectus prepared by us in connection with the 2006 Plan. Copies of the 2006 Plan and prospectus are available upon request by contacting the Equity Department by e-mail at i_equityteam@verifone.com or by phone at +1 (408) 232-7877.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OR CONSULTANT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS MAJORITY-OWNED SUBSIDIARIES REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OR SERVICE OF THE COMPANY OR ANY OF ITS MAJORITY-OWNED SUBSIDIARIES UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OR CONSULTANT OF VERIFONE OR ANY OF ITS MAJORITY-OWNED SUBSIDIARIES BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

Exercise of Options

Generally, you may exercise the vested portion of your replacement option at any time. If, however, your employment with VeriFone or any of our majority-owned subsidiaries terminates prior to any portion of your replacement option becoming vested, you will not be able to exercise any unvested portion of your replacement option.

You should refer to the “Guide to Tax and Legal Issues” on Schedule A for further information regarding the restrictions and tax consequences of the non-U.S. jurisdictions applicable to you. In addition, Eligible Optionees residing in France, Israel, Singapore and Spain should refer to the information on Schedule A regarding potential restrictions or tax consequences related to the timing of exercise of the replacement options, and Eligible Optionees residing in Brazil, China, India and Italy should refer to the information on Schedule A with respect to allowable methods of exercise.

U.S. Federal Income Tax Consequences of Options

You should refer to Section 17 for a general discussion of material U.S. federal income tax consequences of the replacement options, as well as the general consequences of accepting or rejecting the new nonstatutory stock options under this Offer to Exchange. Please refer to the relevant tax disclosure discussion on Schedule A for a discussion of the tax consequences of participating in this Offer to Exchange in your country of residence if your country of residence is not the United States. In addition, if you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You should note that the tax information included in this document is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. You should seek advice based on your particular circumstances from an independent tax advisor.

Registration of Option Shares

All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of VeriFone, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

11. Summary of the 2006 Equity Incentive Plan.

As noted in Section 9, “Source and Amount of Consideration; Terms of Replacement Options,” all replacement options will be granted under and subject to the terms and conditions of the 2006 Plan, any country-specific sub-plans, the stock option agreement and any country-specific appendix applicable to you.

The 2006 Plan is a broad-based plan under which VeriFone grants awards to its employees, including officers and directors, non-employee directors and consultants (the “Plan Participants”). Our board of directors believes that VeriFone’s interests are advanced by providing key employees and consultants with an additional incentive to enhance the long-term performance of VeriFone and to remain in the service of VeriFone and its subsidiaries and affiliates. Awards may be made to any director, officer, employee or consultant of VeriFone and its subsidiaries and affiliates, including any prospective employees or consultants, as selected by the Compensation Committee of our Board of Directors (the “Committee”) in its sole discretion.

We have summarized in this Section 11 some of the principal features of the 2006 Plan. This summary and the other summary information disclosed in this document are not complete descriptions of all of the provisions of the 2006 Plan and are qualified in their entirety by reference to the full text of the 2006 Plan, as amended, which is included as Exhibit (d)(1) to the Schedule TO.

Administration of the Plan

The 2006 Plan is administered by the Committee which consists of at least two members. Our Board of Directors, in its discretion, may also administer the Plan and, in such a case, has all of the rights, powers and authority of the Committee.

Subject to the terms of the 2006 Plan, the Committee has the sole discretion to select the employees and consultants who will receive awards (“Awards”) under the 2006 Plan, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 2006 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the 2006 Plan to one or more directors and/or officers of VeriFone, but only the Committee itself can grant stock options or make Awards to participants who are officers of VeriFone.

Any shares granted as Awards other than stock options or stock appreciation rights are counted as 1.75 shares issued under the Plan for each share so granted. Shares of VeriFone common stock subject to any Award that expires, terminates or otherwise lapses will again become available for issuance under the 2006 Plan. Shares issued under the 2006 Plan may be authorized but unissued VeriFone common stock or authorized and issued VeriFone common stock held in VeriFone’s treasury or acquired by VeriFone for purposes of the 2006 Plan. The following shares of VeriFone common stock may not again be made available for issuance under the Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, (ii) shares of common stock used to pay the exercise price or withholding taxes related to an outstanding Award or (iii) shares of common stock repurchased on the open market with the proceeds of the option exercise price.

The number of shares of VeriFone common stock covered by each outstanding Award, the number of shares available for Awards, and the price per share of VeriFone common stock covered by each outstanding Award may be proportionately adjusted, as determined in the sole discretion of the Committee, for any increase or decrease in the number of issued shares of VeriFone common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of VeriFone common stock, or any other increase or decrease in the number of issued shares of VeriFone common stock effected without receipt of consideration by VeriFone or to reflect any distributions to holders of common stock other than regular cash dividends paid pursuant to an announced dividend policy. After any such adjustment, the number of shares subject to each outstanding Award shall be rounded to the nearest whole number.

Shares Available for Awards

As of September 30, 2009, there were 11,946,787 and 50,314 shares of common stock to be issued under the 2006 Plan in respect of outstanding stock options and restricted stock units, respectively. As of September 30, 2009 there were 2,704,908 shares available for grant.

Types of Awards

The 2006 Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units, dividend equivalent rights and other stock Awards.

Stock Options. A stock option is the right to acquire shares of VeriFone common stock at a fixed exercise price for a fixed period of time. Under the 2006 Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees or consultants, but not VeriFone, to more favorable tax treatment). The number of shares of VeriFone common stock covered by each option is determined by the Committee.

The exercise price of the shares of VeriFone common stock subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the grant date) of the shares of common stock covered by the option. Notwithstanding the foregoing, the exercise price of an incentive stock option must be at least 110% of the fair market value (on the grant date) of the shares of VeriFone common stock covered by the option if (on the grant date) the Plan Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of VeriFone. The aggregate fair market value of shares of VeriFone common stock (determined on the grant date) covered by incentive stock options which first become exercisable by any Plan Participant during any calendar year also may not exceed $100,000. No stock option may be exercisable more than seven years after the date of grant.

The Committee establishes the vesting schedule of each option at the time of grant. Stock options will become exercisable during such times and subject to such terms and conditions as determined by the Committee, in its sole discretion. If a Plan Participant has been discharged for cause, then all stock options not previously exercised will terminate. However, if the termination of employment is by reason other than a discharge for cause, the Plan Participant generally may exercise any vested stock options for 90 days (365 days in the case of death or disability, and 180 days in the case of retirement) after the termination of employment.

Stock Appreciation Rights. The Committee may grant stock appreciation rights which entitle the Award holder to receive an appreciation distribution in cash or shares of VeriFone common stock equal to the excess, if any, of the fair market value of the shares of VeriFone common stock on the date of exercise of the stock appreciation right over the exercise price per stock appreciation right (or accompanying award). Stock appreciation rights will become exercisable during such times and subject to such terms and conditions as determined by the Committee, in its sole discretion. The exercise price of a stock appreciation right may not be less than 100% of the fair market value (on the date of grant) of a share of VeriFone common stock. No stock appreciation right (whether or not granted in connection with a stock option) may be exercisable more than seven years after the date of grant.

Restricted Shares. The Committee may grant restricted shares of VeriFone common stock in amounts, and subject to such terms and conditions, as the Committee may determine, in its sole discretion. The grantee will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the Committee may include in the award agreement. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the 2006 Plan and the applicable award agreement.

Restricted Stock Units. The Committee may grant restricted stock units in amounts, and subject to such terms and conditions, as the Committee may determine. The Committee has the discretion to determine the Plan Participants to whom restricted stock unit Awards are to be made, the times at which such Awards are to be made, the size of such Awards and all other conditions of such Awards, including the restrictions on such Awards. Recipients of restricted stock units have only the rights of a general unsecured creditor of VeriFone and do not have rights as a stockholder of VeriFone until the VeriFone common stock underlying the restricted stock units is delivered.

Dividend Equivalent Rights. The Committee may, in its discretion, include in the award agreement (other than with respect to stock appreciation rights) a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of VeriFone common stock covered by such Award as if such shares were then outstanding. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of VeriFone until payment of such amount is made as specified in the applicable award agreement.

Performance Shares and Share Units. Performance shares and share units are Awards that will result in a payment to a Plan Participant only if performance goals and/or other vesting criteria (including, for example, continued employment) established by the Committee are achieved or the Awards otherwise vest. The applicable performance goals will be determined by the Committee, in its sole discretion, and may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the Plan Participant’s specific responsibilities. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, VeriFone common stock, or in a combination of cash and VeriFone common stock.

Other Stock-Based Awards. The Committee may grant other types of stock-based Awards, in amounts, and subject to the terms and conditions of the 2006 Plan, as the Committee may determine. These Awards may involve the transfer of actual shares of VeriFone common stock, or the payment in cash or otherwise of amounts based on the value of shares of VeriFone common stock, and may include Awards designed to comply with, or take advantage of certain benefits of, the local laws of U.S. and non-U.S. jurisdictions.

Nonassignability of Awards

Except to the extent otherwise provided in the award agreement or approved by the Committee, no Award or right granted to any person under the 2006 Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner, other than by will or by the laws of descent and distribution. During the life of the grantee, Awards may be exercised only by the grantee or the grantee’s legal representative.

Amendment and Termination of the 2006 Plan; Stockholder Approval

Our Board of Directors generally may amend or terminate the 2006 Plan at any time and for any reason; provided, however, that the Board cannot reprice or otherwise exchange awards under the 2006 Plan, amend the 2006 Plan to increase the number of shares available under the 2006 Plan, or change the class of individuals eligible to participate in the 2006 Plan without stockholder approval.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE PLANS AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLANS. PLEASE CONTACT US BY E-MAIL AT I_EQUITYTEAM@VERIFONE.COM OR BY PHONE AT +1 (408) 232-7877 TO RECEIVE A COPY OF ANY PLAN OR PROSPECTUS.

12. Information Concerning VeriFone; Financial Information

General Information

We are a global leader in secure electronic payment solutions. We provide expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing, and self-service payment systems for the financial, retail, hospitality, petroleum, government, transportation and healthcare vertical markets. Since 1981, we have designed and marketed system solutions that facilitate the long-term shift toward electronic payment transactions and away from cash and checks.

Our system solutions consist of point of sale electronic payment devices that run our proprietary and third-party operating systems, security and encryption software, and certified payment software as well as other third-party value-added applications to process a wide range of payment types. We are an industry leader in multi-application payment system deployments and we believe we have the largest selection of certified value-added applications. We also offer our customers support for installed systems, consulting and project management services for system deployment, and customization of integrated software solutions.

Our customers are primarily financial institutions, payment processors, petroleum companies, large retailers, government organizations, and healthcare companies, as well as independent sales organizations. The functionality of our system solutions includes the capture of electronic payment data, certified transaction security, connectivity, compliance with regulatory standards and the flexibility to execute a variety of payment and non-payment applications on a single system solution.

Our principal corporate office is located at 2099 Gateway Place, Sixth Floor, San Jose, California 95110, United States of America. Our telephone number at that address is (408) 232-7800 and our Internet address is www.verifone.com. We include our website address in this document only as an inactive textual reference and do not intend it to be an active link to our website. Accordingly, information contained in our website is not incorporated by reference in, and should not be considered a part of, this Offer to Exchange.

Financial Information

The financial information included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as amended, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2009, April 30, 2009 and July 31, 2009 are incorporated herein by reference.

The following table sets forth summary financial data (in United States dollars) derived from our consolidated financial statements as filed with the SEC. The summary financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as amended, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2009, April 30, 2009 and July 31, 2009.

Summary Financial Data

(amounts in thousands, except per share data):

	Fiscal Year Ended		Nine Months Ended
	October 31, 2008	October 31, 2007	July 31, 2009	July 31, 2008
Consolidated Results of Operations:
Net revenue	$921,931	$902,892	$626,885	$677,220
Gross profit	293,031	299,232	206,220	219,139
Operating income (loss)	(315,825)	28,480	(144,447)	(21,023)
Net loss	$(425,322)	$(34,016)	$(141,523)	$(58,684)
Net loss per share
Basic and diluted	$(5.05)	$(0.41)	$(1.68)	$(0.70)

	Fiscal Year Ended		Nine Months Ended July 31, 2009
	October 31, 2008	October 31, 2007
Consolidated Balance Sheet:
Current assets	$562,850	$603,582	$585,946
Noncurrent assets	$516,902	$943,727	$306,060
Current liabilities	$266,534	$306,767	$232,349
Noncurrent liabilities	$669,006	$657,133	$637,342

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of debt issuance costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be approximately seven percent of the operating lease rentals).

	Fiscal Year Ended		Nine Months Ended July 31, 2009
	October 31, 2008	October 31, 2007
Ratio of Earnings to Fixed Charges	*	0.75	*

*	The ratio of earnings to fixed charges for the period presented is not meaningful since the earnings available for fixed charges is negative. The shortfall in the earnings available for fixed charges to achieve a ratio of earnings to fixed charges of 1.00 amounted to approximately $351.5 million and $138.3 million for the fiscal year ended October 31, 2008 and the nine months ended July 31, 2009, respectively.

Book Value Per Share

Our book value per share as of the most recent balance sheet dated July 31, 2009 was $0.24.

See “Additional Information” under Section 20 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

13. Interests of Directors, Officers and Associates; Transactions and Arrangements Concerning the Options

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B. These individuals may not participate in the Offer to Exchange.

As of September 30, 2009, our named executive officers and directors as a group beneficially owned options outstanding to purchase a total of approximately 2,372,466 shares of our common stock. This number represented approximately 19.9% of the shares subject to all options outstanding as of that date (i.e., whether or not eligible for exchange). None of these outstanding options are eligible for exchange in this Offer to Exchange because our named executive officers and directors are not eligible to participate in this Offer to Exchange.

Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers), non-employee directors and consultants pursuant to our equity compensation plans, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors, executive officers or associates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer to Exchange with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The following table sets forth the beneficial ownership of each our named executive officers and directors of options outstanding under our equity incentive plans as of September 30, 2009. The percentages of options outstanding in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 11,946,787 as of September 30, 2009.

Name and Position	Number of Options Outstanding	Percent of Total Outstanding Options
Douglas G. Bergeron, Chief Executive Officer and Director	525,000	4.4%
Robert Dykes, Senior Vice President and Chief Financial Officer	500,000	4.2%
Elmore Waller, Executive Vice President, Integrated Solutions	312,215	2.6%
Jeffrey Dumbrell, Executive Vice President	381,751	3.2%
Eliezer Yanay, President, VeriFone Israel & Executive Vice President, Continental Europe, South East Europe and Asia	275,000	2.3%
Robert W. Alspaugh, Director	41,000	*
Dr. Leslie G. Denend, Director	61,000	*
Alex W. (Pete) Hart, Director	52,000	*
Robert B. Henske, Director	60,500	*
Richard A. McGinn, Director	30,000	*
Eitan Raff, Director	41,000	*
Charles Rinehart, Director and Chairman of the Board	52,000	*
Collin E. Roche, Director	—	*
Jeffrey E. Stiefler, Director	41,000	*

*	Less than 1%.

Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as amended, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options to purchase our common stock during the 60 days before the commencement of the Exchange Offer, other than an annual option grant made on October 1, 2009 to each of our non-employee directors under our board compensation policy. In connection with this grant, each of Robert W. Alspaugh, Dr. Leslie G. Denend, Alex W. (Pete) Hart, Robert B. Henske, Richard A. McGinn, Eitan Raff, Charles R. Rinehart, Collin E. Roche and Jeffrey Stiefler received an option grant of 11,000 shares with an exercise price per share of $14.71. These options vest as to 25% of the shares on the first anniversary of the option grant date and 1/16 of the shares each quarter thereafter for a total vesting period of four years.

During the 60 days prior to and including October 8, 2009, we granted options exercisable for an aggregate of 45,000 shares to employees and consultants, excluding our named executives officers and directors.

Except as otherwise described above, there have been no transactions in options to purchase our common stock which were effected during the past 60 days by VeriFone, or to our knowledge, by any named executive officer, director or affiliate of VeriFone.

No securities are to be purchased from any named executive officer, director or affiliate of VeriFone pursuant to this Offer to Exchange.

14. Status of Options Accepted by Us for Exchange.

Eligible Options that we accept for exchange pursuant to the Offer to Exchange will be cancelled as of the expiration date of the Offer to Exchange, whereupon the surrendered options will terminate and have no legal effect whatsoever. The shares subject to cancelled options under this Offer to Exchange will be returned to the grant pool for the 2006 Plan and will be available for new grants under the 2006 Plan.

15. Accounting Consequences of the Offer to Exchange.

United States Generally Accepted Accounting Principles require employee equity awards to be accounted for in our financial statements under the fair value method. Generally, when we grant new share-based awards, we recognize compensation expense for the fair value of such awards, which we recognize over the vesting schedule of the award. However, under these rules, the exchange of options pursuant to the Offer to Exchange will be characterized as a modification of the existing option awards and no incremental expense will be recognized if the fair value of the Eligible Option given up is equal to or greater than the fair value of replacement option. That is, the fair value of the replacement options, as determined based on our option pricing model, must be equal to or less than the fair value, in the aggregate, of the Eligible Options being surrendered for exchange. As described above under “Risks of Participating in the Offer to Exchange,” we use the Black-Scholes option pricing model to determine the fair value of all options granted. When we established the exchange ratios on October 7, 2009, we set the exchange ratios in a manner intended to avoid the incurrence by us of any material incremental share-based compensation expense. However, we may incur additional stock-based compensation cost due to variation in our stock price and other inputs between the time we establish the exchange ratios and the Replacement Grant Date following the completion of the Offer to Exchange. We do not expect such any such additional compensation cost to be material.

Any previously unrecognized compensation expense from the surrendered stock options and incremental compensation costs, if any, associated with the replacement options granted in the Offer to Exchange will be recognized by us generally over the vesting period of the replacement options. However, in the event that any of the replacement options are forfeited prior to their vesting due to termination of service, we will stop recognizing expense on the surrendered options and the incremental compensation cost, if any, for the replacement options that are forfeited will not be recognized.

Since the factors described above cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer to Exchange and the vesting of all replacement options, we cannot predict the exact amount of any incremental compensation expense that may result from the Offer to Exchange.

16. Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this Offer to Exchange. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of Eligible Options or not accept Eligible Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to Exchange to accept Eligible Options tendered for exchange and to grant replacement options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7.

We reserve the right to withdraw the Offer to Exchange in any jurisdiction for which we determine that the Offer to Exchange would have regulatory, tax or other implications that are inconsistent with our compensation policies and practices. If we withdraw the Offer to Exchange in a particular jurisdiction, the Offer to Exchange will not be made to, nor will Eligible Options be accepted for exchange from or on behalf of, employees or consultants in that jurisdiction.

17. Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER: THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of participating in the exchange of Eligible Options and the grant of replacement options pursuant to the Offer to Exchange for Eligible Optionees subject to tax in the United States. This discussion is based on the U.S. Internal Revenue Code (referred to in this document as the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations in effect as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer to Exchange, the information contained in this discussion may not be applicable to you. Further, if you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation. Please refer to Schedule A of this document if you reside outside the United States.

If you are an Eligible Optionee who chooses to exchange outstanding nonstatutory stock options for replacement options, you should not be required to recognize income for United States federal income tax purposes at the time of the exchange. Your replacement options will be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares acquired upon exercise of a nonstatutory option, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

If you reside outside the United States, the information contained in this section may not be applicable to you. You are advised to review the country specific disclosures in Schedule A attached hereto and to consult with an appropriate professional advisor as to how local tax or other laws of your country of residence apply to your specific situation.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER TO EXCHANGE.

18. Extension of Offer to Exchange; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer to Exchange is open, and thereby delay the acceptance for exchange of any options, by giving written notice of such extension to the option holders eligible to participate in the Offer to Exchange or making a public announcement thereof. If we extend the Offer to Exchange and delay the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such delayed expiration time.

We also reserve the right, in our sole discretion, before the expiration time to terminate or amend the Offer to Exchange and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving written notice of the termination, amendment or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of Eligible Options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer. We will return the options elected for exchange promptly after any termination.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this Offer to Exchange in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to Exchange to Eligible Optionees or by decreasing or increasing the number of options being sought in this Offer to Exchange.

Amendments to this Offer to Exchange may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. U.S. Eastern Time on the next U.S. business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this Offer to Exchange will be disseminated promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this Offer to Exchange or the information concerning this Offer to Exchange, or if we waive a material condition of this Offer to Exchange, we will promptly notify you of such change or waiver and we will extend this Offer to Exchange. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer to Exchange following a material change in the terms of this Offer to Exchange or information concerning this Offer to Exchange will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a)	we increase or decrease the amount of consideration offered for the options or

(b)	we decrease the number of options eligible to be elected for exchange in this Offer to Exchange and if this Offer to Exchange is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 18 of this Offer to Exchange, we will extend this Offer to Exchange so that this Offer to Exchange is open at least ten U.S. business days following the publication, sending or giving of notice.

For purposes of the Offer to Exchange, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

19. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

20. Additional Information.

We recommend that, in addition to this Offer to Exchange and the Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a)	VeriFone’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, filed with the SEC on January 14, 2009, and Amendment No. 1 thereof on Form 10-K/A filed with the SEC on February 26, 2009.

(b)	VeriFone’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009, filed with the SEC on March 6, 2009.

(c)	VeriFone’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2009, filed with the SEC on June 5, 2009.

(d)	VeriFone’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009, filed with the SEC on September 4, 2009.

(e)	VeriFone’s Current Reports on Form 8-K filed with the SEC on December 19, 2008, March 3, 2009, March 30, 2009, April 9, 2009, June 1, 2009, June 11, 2009 and September 2, 2009 (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC).

(f)	VeriFone’s Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on May 12, 2009.

(g)	VeriFone’s Form S-8 (File No. 333-154169) (registering shares to be issued under the VeriFone 2006 Equity Incentive Plan), filed with the SEC on October 10, 2008.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC public reference rooms located at: 100 F Street, N.E., Washington, D.C. 20549, United States of America.

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090. In addition, our SEC filings are also available free of charge to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is listed on the NYSE under the symbol “PAY” and our SEC filings can be read at the following NYSE address: New York Stock Exchange, 20 Broad Street, New York, New York 10005, United States of America.

We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: VeriFone Holdings, Inc., Attention: Corporate Secretary, 2099 Gateway Place, Sixth Floor, San Jose, California 95110, United States of America, or by telephoning us at (408) 232-7800.

The information contained in this Offer to Exchange about VeriFone should be read together with the information contained in the documents to which we have referred you.

21. Miscellaneous.

We reserve the right to withdraw the Offer to Exchange in any jurisdiction for which we determine that the Offer to Exchange would have regulatory, tax or other implications that are inconsistent with our compensation policies and practices. If we withdraw the Offer to Exchange in a particular jurisdiction, the Offer to Exchange will not be made to, nor will Eligible Options be accepted for exchange from or on behalf of, employees or consultants in that jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER TO EXCHANGE. YOU SHOULD RELY ONLY ON THE

INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER TO EXCHANGE OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

VeriFone Holdings, Inc.

October 8, 2009

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN ARGENTINA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Argentina. This summary is based on the tax laws in effect in Argentina as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Argentina apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price.

Bank Tax

A tax of 0.6% is imposed on all amounts debited or credited to bank accounts, including checks or wire transfers from your checking account. An exemption exists for amounts debited or credited from bank savings accounts that are related to salary. Please check with your advisor to determine whether this exemption will apply to you.

Personal Assets Tax

If you exercise the replacement options and acquire shares, any shares held will be considered a computable asset for personal assets tax purposes. For example, if you have been living in Argentina for more than five years and your computable assets are in excess of ARS305,000, but less than ARS750,000, you will be subject to a personal assets tax of 0.5%.

Stamp Tax

A stamp tax may be due on the stock option agreement and the shares acquired upon exercise if you work outside the City of Buenos Aires at a rate between 1% and 3%, depending on the jurisdiction. If you work in the City of Buenos Aires, you may be subject to a stamp tax of 0.8%.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will not be subject to capital gains tax, provided that you (i) do not conduct other business activities as a sole proprietorship, and (ii) are not habitually involved in the trading of securities.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable wage ceiling) when you exercise the replacement options. Your employer is also required to pay employer social insurance contributions, regardless of the applicable wage ceiling. If your actual tax liability differs from the amount withheld by your employer, it is your responsibility to report and pay the additional tax.

Other Information

Securities Law Information

The replacement options and any shares acquired at exercise of the replacement options are offered as a private transaction. This offering is not subject to supervision by any Argentine governmental authority.

Exchange Control Information

Under regulations adopted by the Argentine Monetary and Banking Authority (the “BCRA”), you may purchase and remit foreign currency with a value of up to US$2,000,000 per month out of Argentina for the purpose of acquiring foreign securities, including shares, without prior approval from the BCRA, provided you execute and submit an affidavit to the BCRA confirming that you have not purchased and remitted funds in excess of US$2,000,000 during the relevant month.

In the event that you transfer funds (including proceeds from the sale of shares) in excess of US$2,000,000 into Argentina in a single month, you will be required to place 30% of any proceeds in excess of US$2,000,000 in a non-interest-bearing, dollar-denominated mandatory deposit account for a holding period of 365 days.

Please note that exchange control regulations in Argentina are subject to frequent change. You should consult with your personal legal advisor regarding any exchange control obligations that may arise from your participation in the 2006 Plan.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN AUSTRALIA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Australia. This summary is based on the tax laws in effect in Australia as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Australia apply to your specific situation.

Tax Information

Option Exchange

Your voluntary participation in the Offer to Exchange and the grant of replacement options may give rise to taxation. The exchange will be treated as a disposal of the Eligible Options in exchange for the right to receive replacement options. Therefore, you may be taxed in relation to both of the following:

(i) the “cancellation” of the Eligible Options; and

(ii) the grant of the right to receive the replacement options.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the Eligible Options (an “Election”). The tax treatment of the disposal of the Eligible Options will also depend on whether the disposal is considered a non-arm’s length transaction (as is assumed below) or not. If, however, the Australian taxation authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the Eligible Options may be different than described below. Please seek appropriate professional advice as to the Australian taxation consequences in such circumstances.

If You Did Not Make an Election on the Eligible Options

If you did not make an Election to be taxed at grant under the current law, you may be subject to tax on the market value (throughout this summary, “market value” is as defined under Australian tax law) of the Eligible Options on the cancellation date (i.e., the date on which the Eligible Options are exchanged) less the consideration paid to acquire the right (if any) at your marginal rate of tax.

The “market value” of the Eligible Options is the greater of:

(i) the market value of the shares that may be acquired by exercising the Eligible Options on the cancellation date less the exercise price, and

(ii) the value of the Eligible Options determined in accordance with a statutory formula.

Because the exercise price of the Eligible Options will exceed the market value of the underlying shares as of the cancellation date, the market value of the Eligible Options will be determined in accordance with a statutory formula.

The market value under the statutory formula is based on the market value of the underlying shares, the exercise price of the Eligible Options and the remaining exercise period. In accordance with the statutory formula, the market value of the Eligible Options will be nil where the market value of the underlying shares on the cancellation date is less than 50% of the exercise price of the Eligible Options.

If You Made an Election on the Eligible Options

If you made an Election to be taxed on grant and the Eligible Options are cancelled, you will be subject to capital gains tax on any capital gain. Your capital gain will be calculated as the difference between the market value of the Eligible Options at the time of the cancellation and the market value of the Eligible Options at the time of the grant. If, at the time of the cancellation of the Eligible Options, you have held the Eligible Options for at least one year prior to the cancellation date, you will be subject to capital gains tax on only 50% of your capital gain. If you have not held the Eligible Options for at least one year, you will be subject to capital gains tax on the entire capital gain.

If the market value of the Eligible Options at the time of cancellation is less than the market value of the Eligible Options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).

IMPORTANT NOTICE ON AUSTRALIAN TAX PROPOSALS

On 12 May 2009, in the Australian Federal Budget for 2009-2010, the Australian Government proposed a new tax regime under which all rights provided under an employee share scheme (which would include options acquired under the 2006 Plan) would be subject to tax in the income year in which they are acquired.

On 5 June 2009, the Government issued a consultation paper and draft bill that provided further guidance and detail on the 12 May 2009 Budget proposal. On 1 July 2009, the Government released its Policy Statement, which is a product of the consultation process. Finally, on 14 August, 2009, the Government issued new draft legislation incorporating most of the proposals made in the Policy Statement. The proposed changes to the employee share scheme rules are to apply to rights acquired under an employee share scheme on or after 1 July 2009.

If the draft legislation is enacted by the Australian Parliament as currently written, options acquired on or after 1 July 2009, including any replacement options you acquire in exchange for the Eligible Options, most likely will be subject to tax in the income year in which there is no longer any real risk of losing the options and no restriction preventing you from disposing of the shares subject to the options. THIS MEANS THAT EMPLOYEES WILL MOST LIKELY BE SUBJECT TO TAX WHEN THE OPTIONS VEST. THEREFORE, YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR PRIOR TO VOLUNTARILY PARTICIPATING IN THE OFFER TO EXCHANGE.

The amount on which tax will be assessed in such circumstances is not entirely clear from the draft legislation. Furthermore, if the draft legislation is enacted into law, your employer will be required to report the taxable income that you derive from participation in the 2006 Plan to the Australian Tax Office at certain prescribed times and also may be required to withhold tax.

Please note that, because there currently is no enacting legislation and further amendments to the Government’s proposals as reflected in the draft legislation are possible, the tax treatment of options acquired under the 2006 Plan on or after 1 July 2009 and the sale of the underlying shares is not entirely certain at this time. Therefore, you are strongly advised to seek appropriate professional advice as to how the proposed measures may affect you and your decision to participate in the Offer to Exchange. The below summary is based on current law (and is subject to amendment if and when the Australian Parliament enacts the draft legislation).

Grant of Replacement Options

PLEASE SEE THE IMPORTANT NOTICE ABOVE ON AUSTRALIAN TAX PROPOSALS BEFORE PROCEEDING.

For Australian tax purposes, the grant of the replacement options will constitute the acquisition of a qualifying right under an employee share scheme. Your tax consequences depend on whether you make an Election to be taxed in the income year of the grant of the replacement options.

If You Make an Election to be Taxed at Grant

If you make an Election to be taxed at grant, you must include an amount in your assessable income in the income year (i.e., the financial year ending 30 June) in which the replacement options are granted.

The amount included in your assessable income will be the market value of the replacement options at the time of receipt less any consideration paid for the acquisition of the replacement options (which would include the market value of the Eligible Option as of the cancellation date, calculated as discussed above).

If you make the Election to be taxed at grant, the Election will cover all grants including any shares, options, restricted stock units, qualifying rights and qualifying shares (as defined under Australian tax law) that you acquire pursuant to an employee share plan during the income year.

If an Election is made, it must be made in your income tax return for the year in which you are granted the replacement options.

If you make an Election and you are taxed at grant but the replacement options are later lost (e.g., the replacement options are forfeited) before vesting, you will be deemed to have never acquired the replacement options. Accordingly, you may amend your tax return for the year of grant and obtain a refund of the tax paid.

If You do not Make an Election on the replacement options

If you do not make an Election to be taxed at grant, then you must include an amount in your assessable income for the income year in which the “cessation time” occurs (in addition to income taxes, this amount is subject to Medicare Levy).

Your cessation time is the earliest of the following:

(i)	when you dispose of the replacement options (other than by exercising them);

(ii)	termination of your employment, unless the termination occurs because the Group is the subject of a qualifying takeover or restructure (the “Group” consists of the Company and its subsidiaries);

(iii)	when you exercise the replacement options; or

(iv)	the expiration of the replacement options (subject to a 10 year limit).

The amount which you must include in your assessable income in the income year in which the cessation time occurs in relation to the replacement options will be:

(i)	if you dispose of the shares acquired at exercise of the replacement options in an arm’s length transaction at the cessation time or within 30 days after the cessation time — the amount or value of any consideration that you receive for disposal of the shares less the amount or value of any consideration paid by you for the acquisition of the replacement options (which includes the market value of the Eligible Options cancelled on the cancellation date); or

(ii)	in any other case — the market value (as defined under Australian tax law) of the shares acquired at exercise of the replacement options at the cessation time less the consideration paid or given to acquire the replacement options (which includes the market value of the Eligible Options cancelled on the cancellation date).

If you make an Election, you will not be subject to any taxation at the time you acquire the shares.

Sale of Shares

When you subsequently sell or otherwise dispose of the shares acquired at exercise of the replacement options at a gain, you will be subject to capital gains tax (plus Medicare Levy) unless you dispose of the shares in an arm’s length transaction at the cessation time or within 30 days of the cessation time and where no Election was made (in which case, your tax treatment will be limited to the income tax consequences described above).

The assessable capital gain will be:

(i)	where you have held the shares for less than one year — the difference between the sale price and the cost base of the shares; or

(ii)	where you have held the shares for at least one year — 50% of the difference between the sale price and the cost base of the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

If you made an Election, your cost base of the shares will be the market value of the replacement options at the time of grant plus the exercise price.

If you did not make an Election, your cost base of the shares will be the amount included in your assessable income at the relevant cessation time plus the exercise price.

Withholding and Reporting

Withholding for income tax by your employer is not required when the Eligible Options are cancelled or when the replacement options are exercised. You will be responsible for reporting in your income tax return and paying any tax liability resulting from the exercise of the replacement options or the sale of shares. PLEASE NOTE THAT THE EMPLOYER’S WITHHOLDING AND REPORTING OBLIGATIONS MAY BE DIFFERENT IF THE AUSTRALIAN TAX PROPOSALS DISCUSSED ABOVE ARE ENACTED.

Other Information

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD $10,000 and international fund transfers. The bank involved with the transfer of funds will report the transaction.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN AUSTRIA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Austria. This summary is based on the tax laws in effect in Austria as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Austria apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of replacement options, although there is no clear guidance from the tax authorities.

Grant of Replacement Options

You will not be subject to tax when replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax and social insurance contributions (to the extent an exemption and/or deferral does not apply and you have not exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You may also be subject to other payroll taxes when you exercise the replacement options, including contributions to the fund for the promotion of house building and to the chamber of commerce.

Please note that the Austrian Income Tax Act provides favorable treatment and a tax deferral if certain conditions are met. Please contact your personal tax advisor to determine if these apply to you.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will not be subject to capital gains tax, provided you hold the shares for more than 12 months and you do not own (and have not owned at any time in the last five years) 1% or more of VeriFone’s shares. However, if these conditions are not met, you will be subject to capital gains tax if the total gain from the sale of shares within one year of acquisition (and the sale of other property within certain periods) exceeds €440 (“speculation tax”). If you are subject to capital gains tax, the taxable amount will be the difference between the sale price and the fair market value of the shares at exercise.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the replacement options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax and it is your right to receive any refund. In addition, it is your responsibility to report and pay any taxes resulting from the sale of shares.

Other Information

Exchange Control Information

If you hold shares obtained through the 2006 Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN BRAZIL

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees or consultants subject to tax in Brazil. This summary is based on the tax laws in effect in Brazil as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Brazil apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will not be subject to income tax. As explained below, you may be subject to tax only when the shares acquired at exercise are sold. (However, if you use a cashless method of exercise whereby you sell some or all of your shares at exercise, you may be subject to tax at the time of sale, as explained in the Sale of Shares section below.)

Sale of Shares

When you subsequently sell any shares acquired at exercise of the replacement options, you may be subject to capital gains tax on the difference between the sale price (proceeds received upon sale) and the exercise price you paid for the shares acquired upon the exercise of your replacement options. Such amount of capital gains will be subject to the income tax at a flat rate unless the proceeds from the shares sold in a given month (including the proceeds from sale of securities other than VeriFone shares) are under a certain exempt threshold. Please check with your tax advisor for details.

Withholding and Reporting

For employees, your employer is not required to withhold or report income tax when you exercise your replacement options or sell your shares. Both employees and consultants are responsible for reporting and paying any tax resulting from the sale of shares and paying the applicable tax directly to the Brazilian authorities by the last day of the month following the month the shares are sold.

Other Information

Exchange Control Information

You must prepare and submit an annual declaration of assets and rights held outside of Brazil to the Central Bank if you hold assets or rights with an aggregate value exceeding US$100,000. Shares acquired under the 2006 Plan are included in the assets and rights that must be reported.

Funds remitted from and repatriated to Brazil in connection with foreign investments are subject to the Tax on Financial Transactions. Please consult your personal tax advisor to determine your obligations regarding this tax.

Compliance with Law

By accepting the replacement options and participating in the 2006 Plan, you agree that you will comply with applicable Brazilian laws and report and pay any and all tax associated with the exercise of the replacement options and the sale of the shares acquired at exercise.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN CANADA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Canada. This summary is based on the federal tax laws in effect in Canada as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. In particular, you should note that, although most provinces use the same definitions of income and taxable income as is used at the federal level, Quebec imposes its own income tax through comprehensive tax legislation. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information1

Option Exchange

The tax treatment as a result of the exchange of Eligible Options for the grant of the replacement options is uncertain. It is possible that the Canada Revenue Agency (the “CRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of Eligible Options for cancellation, followed by a grant of replacement options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. The tax authorities should view the transaction as described in (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the transactions will be treated as described above in (iii), although we cannot guarantee this result.

Grant of Replacement Options

Assuming the tax authorities treat the exchange as described in (iii) above, you will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax and Canada Pension Plan (“CPP”) contributions (to the extent you have not exceeded the applicable contribution ceiling) on one-half of the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price (i.e., you are able to permanently exclude one-half of the spread from the taxable amount).

You may be able to defer income taxation (but not CPP contributions) on the remaining one-half of the spread at exercise until the earliest of the time that you sell the shares purchased at exercise, die or become a non-resident of Canada. You can defer the income tax on the spread at exercise only on the first CAD100,000 worth of the replacement options that vest in any one year. For the purpose of calculating this limit, the value of the replacement options is the fair market value of the underlying shares at the time the replacement options were granted. To be eligible for this deferral, you must file an election with your employer on or before January 15th of the year following the year in which you exercise the replacement options.

[1]	Please note that this summary addresses only Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the Offer to Exchange under provincial tax laws.

Sale of Shares

When you sell the shares acquired upon exercise of the replacement options, you will be subject to capital gains tax on any gain realized. The taxable amount of the capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of acquisition of the shares upon exercise plus any brokerage fees related to the acquisition) less any brokerage fees related to the disposal of the shares. In addition, any amount on which taxation was deferred at exercise will become taxable as ordinary income when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other VeriFone shares which you have acquired from the exercise of other options or outside of the 2006 Plan, your adjusted cost base may be different from that described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly encouraged to consult with your personal legal, financial and/or tax advisor(s) in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer is required to withhold income tax and CPP contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the replacement options. Your employer is also required to report the income recognized at exercise, including the full amount of the spread and the value of any deferred stock option benefit to the CRA.

You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

Please note that if you intend to defer any tax due at exercise (as described in the “Exercise of replacement options” section, above), you must notify VeriFone or the subsidiary which employs you prior to the exercise of the replacement options so that your employer does not withhold tax on that amount. This is in addition to filing an election with your employer on or before January 15th of the year following the year in which you exercise the replacement options (as described above). Your employer will not be required to withhold income tax when you exercise the replacement options if you file a deferral election with your employer prior to exercise. You are required to report and pay tax on any deferred stock option income at the time you sell the shares acquired at exercise. In addition, for every year you have a balance of deferred stock option income outstanding, you must also file a Form T1212 with the CRA together with your annual tax return.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN CHINA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in People’s Republic of China. This summary is based on the law in effect in China as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options, although there is no clear guidance set forth in the individual income tax (“IIT”) regulations.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options and Sale of Shares

Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of the replacement options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares on the date of exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.

You will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise/sale and the exercise price. You likely will not be subject to social insurance contributions on the spread.

You also will be required to immediately repatriate the exercise/sale proceeds to China, if you are a People’s Republic of China national.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise the replacement options. Your employer also may withhold social insurance contributions if your employer is of the opinion that social insurance legislation requires this. You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise.

Other Information

Exchange Control Restriction

You understand and agree that, due to exchange control laws in China, you may be required to immediately repatriate the proceeds from the cashless exercise to China, if you are a People’s Republic of China national. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by VeriFone or one of its subsidiaries.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN FRANCE

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in France. This summary is based on the tax laws in effect in France as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Special Notice About Replacement Options: If you decide to participate in the Offer to Exchange, the replacement options will be granted under the Rules of the VeriFone Holdings, Inc. 2006 Equity Incentive Plan for Grantees in France (the “French Option Plan”) because they are intended to qualify for favorable tax and social security contribution treatment. The French Option Plan and Form of Stock Option Notice and Agreement for grantees in France are attached as Exhibits (d)(5) and (d)(6) to our Tender Offer Statement on Schedule TO filed with the SEC. Please review these documents carefully and speak to your tax or other legal advisor if you have any questions about the terms and conditions of the agreements.

VeriFone makes no representation that the replacement options will retain their French tax-qualified status. If your new awards do not retain their French tax-qualified status, the income at exercise of the replacement options will be taxed as salary at your marginal personal income tax rate and employee and employer social security contributions will be due.

You should particularly note the following terms of your replacement options:

1. Exercise Price: The exercise price for replacement options granted to employees in France will be the higher of (a) the fair market value of a share on the new award grant date, or (b) 95% of the average quotation price of a share during the 20 quotation days immediately preceding the new award grant date.

2. Holding Periods: The replacement options will be scheduled to vest in accordance with the vesting schedules set forth above in the Offer to Exchange; however, due to French tax restrictions, you may not exercise the replacement options for one year from the date of grant and you may not sell the shares underlying the replacement options for at least four years from the grant date of the replacement options (or such other period necessary for your option to qualify for French tax-qualified status).

Special Notice About Eligible Options: If you decide to participate in the Offer to Exchange, you should also consider whether the Eligible Options were granted under the French Option Plan or otherwise may have been intended to qualify for favorable tax and social security contribution treatment pursuant to sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended (“French-qualified options”). If so, you will NOT receive any credit with regard to holding periods met for the Eligible Options as to the grant of any replacement options under the Offer to Exchange. Your replacement options will have the vesting and holding period restrictions described in this Offer to Exchange. You should also note that there have been changes to the social security treatment of French-qualified options in recent years which apply to grants made on or after October 16, 2007, and a new social tax of 1.1% which applies from January 1, 2008. These tax consequences may affect your decision to participate in the Offer to Exchange. Please review the terms and conditions of the Eligible Options carefully and speak to your tax or other legal advisor if you have any questions.

Tax Information

Terms and Conditions of French-qualified Replacement Options

The replacement options will be granted under the French Option Plan to qualify for favorable tax and social security contribution treatment pursuant to sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended (the “New French-qualified Replacement Options”). Please see the discussion of key terms above.

Option Exchange

You will not be subject to personal income tax or social security contributions as a result of the exchange of Eligible Options for the grant of the New French-qualified Replacement Options.

Grant of New French-qualified Replacement Options

You will not be subject to personal income tax or social security contributions when the New French-qualified Replacement Options are granted to you.

Exercise of New French-qualified Replacement Options

You should not be subject to personal income tax or social security contributions on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price when you exercise the New French-qualified Replacement Options, provided that the requirements for favorable income tax and social security treatment are satisfied.

Sale of Shares

You will be subject to tax and social security contributions when you sell shares acquired under the French Option Plan. Provided the replacement options retain their French-qualified status, your gain will be divided into two portions: the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price, and the capital gain (i.e., the difference between the sale proceeds and the fair market value of the shares at exercise).

(1) Spread at exercise: If the spread is less than or equal to €152,500, it will be taxed at the rate of 44.6% (30% income tax plus 14.6% additional social taxes). If the spread is greater than €152,500, the portion of the spread up to €152,500 will be taxed at the rate of 44.6% and the portion of the spread above €152,500 will be taxed at 54.6% (40% income tax plus 14.6% additional social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate in the salaries category plus 14.6% additional social taxes.

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of the New French-qualified Replacement Options (assuming the four-year or other minimum holding period is met) to sell your shares. If you sell the shares at least two years after the exercise of the New French-qualified Replacement Options when the four-year holding period is met and the spread is less than or equal to €152,500, the spread will be taxed at the rate of 32.6% (18% income tax plus 14.6% additional social taxes). If you sell the shares at least two years after the exercise of your New French-qualified Replacement Options when the four-year holding period is met and the spread is greater than €152,500, the portion of the spread up to €152,500 will be taxed at the rate of 32.6% and the portion of the spread above €152,500 will be taxed at the rate of 44.6% (30% income tax plus 14.6% additional social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate plus 14.6% additional social taxes.

(2) Capital gain: You will not be subject to tax on any gain you realize when you sell shares acquired under the French Option Plan if your total proceeds from the sale of securities (for you and your household) during the relevant calendar year does not exceed the threshold exemption amount (€25,730 for 2009). If your total proceeds from the sale of securities (for you and your household) during the relevant calendar year exceed the threshold exemption amount, you must pay capital gains tax on any gain you realize. In such case, the taxable amount is the difference between the sale proceeds and the fair market value of the shares at exercise. The capital gain will be taxed at the rate of 30.1% (18% income tax plus 12.1% additional social taxes).

If your proceeds from the sale of your shares are less than the fair market value of the shares at exercise, you will realize a capital loss. Provided the above-mentioned capital gains threshold is exceeded, such capital loss can be offset against the spread and/or capital gains of the same nature realized by you and your household during the year in the same year and/or during the ten years following. A capital loss cannot be offset against other types of income (such as salary income).

Wealth Tax

Shares acquired under the French Option Plan are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You are advised to review the application rules for the valuation of the shares you acquire under the French Option Plan.

Withholding and Reporting

Your employer is not required to report or withhold personal income tax at the exercise of the New French-qualified Replacement Options. However, no later than February 15th following the year in which you exercise the New French-qualified Replacement Options, your employer will send you a statement setting out your benefits under the French Option Plan; this statement will also be sent to the competent tax office for your employer. You must include this statement in your tax return for the year in which you exercise the New French-qualified Replacement Options or sell your shares. It is your responsibility to pay any taxes or additional social security contributions resulting from the exercise of the New French-qualified Replacement Options and the sale of your shares.

Finally, you must declare any cash or stock account held abroad when filing your personal income tax return.

Other Information

Exchange Control Information

You may hold shares purchased under the New French-qualified Replacement Options outside of France provided you declare all foreign accounts, whether open, current, or closed, on your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution if the value of the cash or securities exceeds a certain amount which is set annually (€10,000 for 2009).

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN HONG KONG

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Hong Kong. This summary is based on the tax laws in effect in Hong Kong as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

SECURITIES WARNING: The Offer to Exchange, the replacement options that you may receive in exchange for Eligible Options and shares of common stock issued to you at exercise of the replacement options do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of VeriFone or any of its subsidiaries. The stock option agreement, the Offer to Exchange, the 2006 Plan and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The exchange offer, any replacement options that you may receive for the exchange of Eligible Options and any documentation related thereto are intended solely for the personal use of each Eligible Optionee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the 2006 Plan, or the stock option agreement, you should obtain independent professional advice.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of replacement options, although there is no clear guidance from the Inland Revenue Department.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to salaries tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident Fund contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold tax when you exercise or sell the replacement options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the exercise or sale of the replacement options.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN INDIA

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in India. This summary is based on the law in effect in India as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.

Tax Information

Option Exchange and the Grant of Replacement Options

The tax treatment of the exchange of Eligible Options for the grant of the replacement options is uncertain. The Indian tax authorities may treat the exchange as the disposal of a capital asset (i.e., the Eligible Option) which is subject to capital gains tax. In this case, the capital gain would likely be calculated based on the difference between the full value of consideration received in exchange for the Eligible Option (i.e., the value of the replacement options) reduced by the cost paid to acquire the Eligible Options.

In the present case, the cost of acquisition of the Eligible Options that are being exchanged for replacement options may be considered as “indeterminable,” in which case the capital gains computation mechanism fails. Under existing judicial precedent, no capital gains tax liability arises where the computation mechanism for capital gains fails. As a result, there are arguments that you will not be subject to capital gains tax as a result of the exchange of Eligible Options for the replacement options pursuant to the Offer to Exchange. However, this position is based on judicial precedents and there is no case law or statutory guidance on this point. As a result, taking the position that no tax is due on the exchange is not without risk and VeriFone takes no responsibility for the tax position that you take regarding the Offer to Exchange. Accordingly, we recommend that you consult your personal tax advisor regarding the potential tax consequences of participating in the Offer to Exchange.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax under the head salaries on the difference (or “spread”) between the fair market value of the shares2 on the date of exercise and the exercise price at your progressive rate. You will not be subject to provident fund contributions or other social insurance contributions on the spread.

Sale of Shares

When you sell the shares acquired upon exercise of the replacement options, you likely will be subject to capital gains tax on any gain realized. The taxable amount will be the difference between the sale price and the fair market value (as defined under Indian law) of the shares at exercise.

[2]	The method to determine the fair market value of the shares of VeriFone’s common stock for tax purposes has yet to be determined by the Central Board of Direct Taxes.

If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your progressive income tax rate). You are required to pay the capital gains tax on capital gains earned by you as advance tax to the government.

Withholding and Reporting

Your employer is required to withhold and report income tax to the government when you exercise the replacement options. You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise.

Due to the recent changes in the taxation of equity under the Finance Act, 2009, VeriFone strongly recommends that you consult your personal tax advisor regarding the tax consequences of exchanging your Eligible Options for replacement options, the exercise of the replacement options and the sell of the shares acquired upon exercise of the replacement options.

Other Information

Exchange Control Restriction

Due to exchange control laws, you will not be permitted to exercise the replacement options by using the cashless sell-to-cover method of exercise whereby a certain number of shares are sold to satisfy the exercise price. The exercise price must be paid in cash or a cashless sell-all method of exercise must be used.

Regardless of what method of exercise is used, you must agree to comply with all exchange control laws in India and repatriate to India the proceeds of any shares sold and convert such funds to local currency within a reasonable period (i.e., 90 days). You also should retain for your records evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency in case the Reserve Bank of India or your employer requests proof of repatriation.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN IRELAND

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Ireland. This summary is based on the law in effect in Ireland as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Ireland apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options, although there is no clear guidance set forth in the in the Taxes Consolidation Act, 1997 or by the Irish Revenue Commissioners.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price, but you will not be subject to social insurance contributions.

You must report the details of the exercise (on Form RTS01) and pay income tax on the spread at the higher tax rate (currently 41%) within 30 days of exercise without an assessment by the tax inspector. If you are subject to income tax at the lower tax rate (currently 20%), you may apply to pay tax at the lower rate. However, if you do not receive permission to pay tax at the lower rate within 30 days of exercise, you must pay tax at the higher rate and seek a refund on any overpayment.

In addition, an “income levy” of 1.67% to 5% (depending on your annual income) applies to your gross income from all sources, including the income acquired upon exercise of the replacement options. Certain limited exemptions apply. Please consult your personal tax advisor for further details about the income levy.

Sale of Shares

When you sell the shares acquired upon exercise of the replacement options, you will be subject to capital gains tax on any gain realized to the extent any gain exceeds the annual exemption (currently €1,270). The taxable amount will be the difference between the net sale price and the fair market value of the shares on the date of exercise.

Withholding and Reporting

Your employer is not required to withhold income tax or the income levy when you exercise the replacement options. Your employer is required to report the details of the exchange and the grant and exercise of the replacement options to the Revenue Commissioners (on Form SO2) by March 31 following the end of the tax year in which the Offer to Exchange, grant of replacement options or exercise occurred. You must report and pay any tax resulting from the exercise of the replacement options within thirty (30) days of exercise. You must also report the exercise of the replacement options in your annual tax return on or before October 31 following the year of exercise and report and pay any tax resulting from the sale of your shares.

Other Information

Director Notification Obligation

If you are a director, shadow director3 or secretary of one of VeriFone’s subsidiaries in Ireland, you must notify the Irish subsidiary in writing within five business days of (i) disposing of an interest in VeriFone (e.g., exchange of Eligible Options); (ii) becoming aware of the event giving rise to the notification requirement; or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).

[3]

A shadow director is an individual who is not on the board of directors of the Irish subsidiary but who has sufficient control so that the board of directors of the Irish subsidiary acts in accordance with the directions or instructions of the individual.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN ISRAEL

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Israel. Please note that this summary also refers to employees who were Israeli tax residents upon the date of grant of the old options which are being exchanged, and whom may not be Israeli tax residents at present.

This summary is based on the law in effect in Israel as of September 1, 2009 and on the terms of the tax ruling received by VeriFone on September 22, 2009 from the Israeli Tax Authority determining the tax consequences of the exchange of options (the “Tax Ruling”). You may obtain a copy of the Tax Ruling in Hebrew by contacting VeriFone’s local Human Resources Partner in Israel. An English translation of the Tax Ruling is attached as Exhibit (a)(1)(viii) to our Schedule TO filed with the United States SEC.

This summary further assumes that you grant your consent to the terms of the Tax Ruling and that therefore the Tax Ruling will apply to your exchange of options. If you do not grant your consent to the Tax Ruling, the implications will be as detailed below. In order to grant your consent to the Tax Ruling, you will be required to sign the Consent Agreement to Israel Tax Authority Tax Ruling, which is included in the Offer to Exchange materials first sent to you on the date of this Offer to Exchange and is also available on the Exchange Website. In addition, you may request a copy of the Consent Agreement to Israel Tax Authority Tax Ruling from your local Human Resources Partner, by e-mail request to i_equityteam@verifone.com or by telephone to +1 (408) 232-7877. The form of the Consent Agreement to Israel Tax Authority Tax Ruling is attached as Exhibit (a)(1)(ix) to our Schedule TO filed with the United States SEC.

This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Israel apply to your specific situation and to review the Tax Ruling prior to making and decision regarding the exchange, as the details provided below regarding the Tax Ruling are partial.

Should there be any discrepancy between the provisions of this summary and the Tax Ruling, the terms and conditions of the Tax Ruling shall prevail and obligate VeriFone and your employer.

Tax Information

Option Exchange

You will not be subject to tax upon the exchange of Eligible Options for the replacement options.

Option Exchange — Relocated Employees

If you are currently not employed by an Israeli subsidiary of VeriFone, however the Eligible Options were granted to you while you were employed by such an Israeli subsidiary, the exchange pursuant to the Offer to Exchange will be considered a tax event and you will be subject to tax upon the exchange of the Eligible Options for the replacement options. You are strongly advised to seek appropriate professional advice as to how the applicable tax or other laws apply to your specific situation.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options/Sale of Shares

If your options are subject to the capital gains route under section 102 of the Israeli Income Tax Ordinance (the “Ordinance”), you will not be liable to tax upon exercise of your options. Tax will be due only upon sale of the shares or upon their release from the trustee. You will be subject to tax on the difference between the exercise price and the sale price at which the shares issued under the options were sold (or the share price upon transfer). The tax rates will be determined as follows: (1) if the shares are sold before the lapse of two (2) years from the date of grant of the replacement options (which is also the exchange date), you will pay tax at your marginal tax rate, including social security and health tax on your complete gain; (2) if the shares are sold after the lapse of two (2) years from the date of grant of the replacement options (which is also the exchange date), you will pay tax as follows: (a) the part of your gain which is equal to the difference between the fair market value of the share on the date of grant of the options and the exercise price will be treated as work income and taxed at the your marginal income tax rate (including social security and health tax), and the remainder will be taxed at 25%. For these purposes, the fair market value of the share on the date of grant is the average closing price of the Company’s shares over the 30 trading days preceding the grant of options.

If your options are subject to section 3(i) of the Ordinance tax will be due upon the exercise of your options. Tax will be due on the difference between the exercise price and the price of the share on the stock market on the exercise date. Tax will be due at your marginal tax rates including social security and health tax. In addition, upon sale of the shares tax will be due on the difference between the price of the share on the stock market on the exercise date and the sale price at which the shares were sold. Tax will be due according to the capital gains tax rate at such time.

Withholding and Reporting

For options subject to section 102 of the Ordinance: your employer or the trustee will: (1) withhold the tax due from the proceeds received upon sale of the shares or the release of the shares from the trustee, according to the Tax Ruling; (2) transfer the tax withheld to the tax authorities; and (3) report the tax withheld and the exercise of the option and sale of shares.

For options subject to section 3(i) of the Ordinance: your employer will: (1) withhold the tax due from your salary or from proceeds of sale where a cashless exercise is executed, or ask you to provide the tax amount due upon exercise of your options; (2) transfer the tax to the tax authorities; and (3) report the tax withheld.

Regardless of the type of options granted, you may also be required to file an annual report regarding your income, according to the level of income and to personal circumstances. You should contact your personal advisors in order to determine whether or not they are required to file a report.

Consent to the Tax Ruling:

This summary assumes that you grant your consent to the terms of the Tax Ruling and that therefore the Tax Ruling will apply to your exchange of options pursuant to the Offer to Exchange. If you do not grant your consent to the Tax Ruling the exchange of options pursuant to the Offer to Exchange will be a taxable event and you shall be considered as if you sold your old options, in consideration for the economic value of the replacement options, as determined in accordance with the Black-Scholes option valuation model (the “Exchange Consideration”) and no tax continuity shall apply. Your employer and/or the trustee will withhold tax from the Exchange Consideration, in accordance with the provisions of section 102 of the Ordinance and the rules promulgated thereunder and/or in accordance with the provisions of section 3(i) of the Ordinance, as applicable. Furthermore your name will be provided to the Israeli Tax Authority as an employee who did not consent to the terms of the Tax Ruling.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN ITALY

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Italy. This summary is based on the tax laws in effect in Italy as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Italy apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of replacement options, although there is no clear guidance from the tax authorities.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax but not social insurance contributions. You will be taxed on the difference (or “spread”) between the fair market value of the shares4 at exercise and the exercise price.

Due to legal restrictions in Italy, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of the replacement options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price less any applicable taxes and brokerage fees.

If the sale price on the date of exercise/sale is greater than the average of the share prices over the month preceding the date of exercise/sale, you will be subject to capital gains tax on the difference. If the sale price on the date of exercise/sale is less than the average of the share prices over the month preceding the date of exercise/sale, you will realize a capital loss equal to this difference. This capital loss can be carried forward and used to offset capital gains earned over the following four years.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise the replacement options. You are responsible for reporting and paying any capital gains tax resulting from the sale of shares acquired at exercise.

[4]

Please note that, for Italian tax purposes, the fair market value of a share is defined as the average price per share on the official stock exchange on which VeriFone’s shares are traded (i.e., the New York Stock Exchange) during the month immediately preceding and including the date of exercise.

OTHER INFORMATION

Method of Exercise for Replacement Options

As noted above, if you exchange the Eligible Options for the grant of replacement options, you will be required to exercise the replacement options solely by means of a cashless sell-all exercise procedure. Under a mandatory cashless exercise procedure you will be required to provide irrevocable instructions to the plan broker to sell all shares to be issued upon exercise of the vested replacement options and deliver the proceeds of the sale of shares, less the exercise price, any tax obligations, brokerage fees and/or commissions, to you. You will not be permitted to hold shares after exercise. However, VeriFone reserves the right, in its sole discretion, to permit other methods of exercise in the future.

Exchange Controls

You are required to report the following on your annual tax return: (1) transfers of cash or shares to or from Italy exceeding €10,000, (2) foreign investments at the end of the calendar year exceeding €10,000 if such investments (cash or shares) may result in income taxable in Italy, and (3) the amount of any transfers to and from abroad which have had an impact on your foreign investments. Under certain circumstances, you may be exempt from these requirements if the transfer or investment is made through an authorized broker resident in Italy.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN MEXICO

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Mexico. This summary is based on the tax laws in effect in Mexico as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Mexico apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of replacement options, although there is no clear guidance from the tax authorities.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You likely will not be subject to social insurance contributions on the spread at exercise.

Sale of Shares

When you subsequently sell any shares acquired at exercise of the replacement options, you will be subject to income tax on any gain you realize. The taxable amount will likely be the difference between the sale price and the tax basis in the shares (i.e., the exercise price, plus any broker’s fees paid, as adjusted for inflation). The tax treatment of gains from the sale of shares is complex in Mexico; therefore, you should consult your personal tax advisor.

Withholding and Reporting

Your employer is not required to withhold and report income tax and social insurance contributions when you exercise the replacement options. You are responsible for reporting any income and paying any applicable taxes resulting from the exercise of the replacement options and the sale of shares.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN THE PHILIPPINES

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in the Philippines. This summary is based on the law in effect in the Philippines as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Philippines apply to your specific situation.

SECURITIES WARNING: The securities being offered or sold have not been registered with the Philippine Securities and Exchange Commission under the Securities Regulation Code of the Philippines. Any further offer or sale thereof is subject to registration requirements under the Securities Regulation Code of the Philippines, unless such offer or sale qualifies as an exempt transaction.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options, although there is no clear guidance from the Bureau of Internal Revenue.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price, but you will not be subject to social insurance contributions.

Sale of Shares

When you sell the shares acquired upon exercise of the replacement options, you will be subject to capital gains tax on any gain realized. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise. If you hold the shares for more than 12 months, you will be subject to tax on 50% of the gain. If you hold the shares for 12 months or less, you will be subject to tax on the entire gain.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise the replacement options. You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise. You are also responsible for reporting all income realized upon exercise of the replacement options and/or sale of shares on your annual tax return on or before April 15 of the year following the taxable event.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN POLAND

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Poland. This summary is based on the tax laws in effect in Poland as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Poland apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of replacement options, although there is no clear guidance from the tax authorities.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

You will be subject to income tax when you exercise the replacement options, but you will not be subject to social insurance contributions, although the taxation of options is not entirely certain. You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price at your progressive income tax rate.

Please note that the Polish tax authorities have issued private rulings stating that, in the case of options, the taxable event occurs not at exercise but upon the subsequent sale of the shares. Tax would apply on the difference between the sale price and the exercise price. Given the uncertainty of taxation of options, please consult with your tax advisor before deciding to participate in the Offer to Exchange.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you may be subject to income tax, if you were not subject to income tax at exercise of the replacement options (see discussion above). The taxable amount likely will be the difference between the sale price and the exercise price.

Withholding and Reporting

Your employer is not required to withhold and report income tax when you exercise the replacement options or sell shares acquired upon exercise. It is your responsibility to report and pay any taxes as a result of the income received from the replacement options.

Other Information

Exchange Control Information

If you transfer funds in excess of €15,000 into or out of Poland in connection with the purchase or sale of shares under the 2006 Plan, the funds must be transferred via a bank account. You are required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred. If you hold shares acquired under the 2006 Plan and/or maintain a bank account abroad, you will have reporting duties to the National Bank of Poland. You should consult with your personal legal advisor to determine what you must do to fulfill any applicable reporting duties.

SCHEDULE A

GUIDE TO TAX, LEGAL AND OTHER ISSUES IN SINGAPORE

The following is a general summary of the material tax consequences and other considerations of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Singapore. This summary is based on the law in effect in Singapore as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

Securities Exemption: The replacement options that you will receive if you choose to participate in the Offer to Exchange are being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (SFA). You should note that the shares acquired upon exercise of the replacement option grant are subject to the general resale restriction under section 257 of the SFA and you shall not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares in Singapore of any of the shares acquired at exercise of the replacement options unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Cap 289, 2006 Ed.).

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options because the Inland Revenue Authority of Singapore (“IRAS”) will view the exchange as a taxable “release” of an existing right and a disposal of the Eligible Options, although VeriFone is seeking a tax ruling to confirm the IRAS’s interpretation of the tax consequences of the Offer to Exchange. If the IRAS views the exchange as a “release” of an existing right, in theory, the taxable amount will be the difference between the open market price of the underlying shares at the time of the exchange and the exercise price of the Eligible Options on the date of exchange (which likely will be a negative amount such that your taxable amount will be zero). In addition, you will not receive a credit for the tax paid upon the exchange, if any, when you subsequently exercise the replacement options. However, VeriFone is seeking a tax ruling from the IRAS to confirm that the exchange of the Eligible Options for the grant of Replacement Options will not result in a positive taxable amount and to confirm whether VeriFone is required to report the exchange in the form IR8A.

Should the IRAS views the exchange as a “release” and you are subject to tax upon the exchange of your Eligible Options, then if you subsequently forfeit the replacement options received in the Offer to Exchange before they vest or are exercised, you likely will not be entitled to a refund of the amount of tax you paid at the time of the exchange, if any.

You are strongly advised to consult with your personal tax advisor regarding the tax consequences of participating in the Offer to Exchange.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price but you likely will not be subject to mandatory Central Provident Fund contributions.

In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised replacement options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment, and (b) the exercise price. If you later exercise the replacement options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference provided you do so within six years of assessment after the “deemed exercise” rule is applied.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income on the replacement options. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the replacement options may qualify for favorable tax treatment under such a scheme.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will not be subject to tax unless you are in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when you exercise the replacement options. However, each year your employer will prepare a Form IR8A to report equity income. This report will include any taxable benefit that you have derived pursuant to this Offer to Exchange, unless the IRAS determines VeriFone should not report the exchange, and from the exercise of the replacement options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

Other Information

Director Notification Obligation

If you are a director, associate director or shadow director5 of one of VeriFone’s subsidiaries in Singapore, you are subject to certain notification requirements under the Singapore Companies Act, regardless of whether you are a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore subsidiary in writing of an interest (e.g., Eligible Options, etc.) in VeriFone or any subsidiary within two business days of (i) disposing of such interest, (ii) any change in a previously disclosed interest (e.g., exchange of Eligible Options), or (iii) becoming a director, associate director or shadow director if such an interest exists at that time.

[5]

A shadow director is an individual who is not on the board of directors of the Singapore subsidiary but who has sufficient control so that the board of directors of the Singapore subsidiary acts in accordance with the directions or instructions of the individual.

SCHEDULE A

GUIDE TO TAX, LEGAL AND OTHER ISSUES IN SPAIN

The following is a general summary of the material tax consequences and other considerations of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Spain. This summary is based on the law in effect in Spain as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Spain apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options, although there is no clear guidance set forth in the in the Personal Income Tax Act or other tax regulations.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price at your progressive rate. The spread will likely be considered compensation in-kind subject to payment on account and you will be charged with the payment on account. Social insurance contributions will be due on the taxable amount, unless the applicable wage ceiling has already been met.

Notwithstanding the above, the first €12,000 of compensation in-kind recognized at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group (this requirement should be met); (2) the offer is carried out in compliance with the general compensation policy of the employer or the employer’s group and it contributes to the participation of the employees in the employing company (this requirement should also be met); (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of VeriFone capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of compensation in-kind of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. Please consult your personal tax advisor to determine whether this exemption may be applicable to your circumstances.

You may also be able to exclude 40% of the taxable amount (i.e., the amount in excess of the €12,000 exempted in a 12-month period, as discussed above) when you exercise the replacement options provided that VeriFone does not grant options on a repeated basis and you do not exercise the replacement options until two years and a day after the replacement options have been granted to you. In addition, the taxable amount at the time of exercise of the replacement options cannot exceed the amount which results when you multiply the average annual salary of individual taxpayer residents of Spain (€22,100 for 2009) by the number of years you have been earning salary in

Spain. The €22,100 limit can be doubled to €44,200 if VeriFone grants options to all employees of your employer and you hold the shares acquired upon exercise of the replacement options for at least three years. Please consult your personal tax advisor to determine whether this exclusion may be applicable to your circumstances.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax (currently a flat rate of 18%) on any gain realized on the difference between the sale proceeds and the acquisition cost. The acquisition cost likely will be considered the exercise price plus the gross amount recognized as compensation in-kind and subject to tax at exercise.

Withholding and Reporting

Your employer is required to report the exercise of the replacement options. As indicated above, the spread at exercise will be considered compensation in-kind subject to payment on account, and your employer will charge the payment on account to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. Additionally, your employer is required to withhold applicable social insurance contributions when you exercise the replacement options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax Taiwan. This summary is based on the law in effect in Taiwan as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options, although there is no clear guidance from the tax authorities.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price but you will not be subject to social insurance contributions.

Sale of Shares

When you subsequently sell the shares acquired at exercise of the replacement options, you will not be subject to tax on any gain realized, provided the sale takes place before January 1, 2010. After January 1, 2010, such gain may be subject to alternative minimum tax.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the replacement options. However, your employer is required to report your name, address, ID number and the taxable amount of the spread and to file a non-withholding statement with the tax authorities when you exercise the replacement options. A copy of the non-withholding statement will be issued to you. You are responsible for reporting and paying any tax resulting from the exercise of the replacement options and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN TURKEY

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax Turkey. This summary is based on the law in effect in Turkey as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Turkey apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options, although there is no clear guidance set forth in the Turkish tax regulations.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will not be subject to income tax or social insurance contributions, although there is no clear guidance set forth in the Turkish tax regulations.

Sale of Shares

When you subsequently sell any shares acquired at exercise of the replacement options received under the Offer to Exchange, you will be subject to capital gains tax on any gain realized. The taxable amount will be the difference between the sale price and the exercise price. You will not be subject to any social insurance contributions.

Indexing of the exercise price, based on the Turkish Statistics Institution’s Producer Price Index (the “UFE”), is permitted for the purposes of calculating the amount of capital gain, as long as UFE is higher than 10%.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the replacement options or sell the shares. You are responsible for reporting and paying any tax resulting from the sale of shares acquired upon exercise of the replacement options.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of September 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, are considered a resident of more than one country or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee National Insurance Contributions (“NICs”) on the spread when you exercise the replacement options. Your employer will calculate the income tax and employee NICs due on exercise of the replacement options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf.

If, for any reason, your employer is unable to withhold the income tax from you under the Pay As You Earn (“PAYE”) system or by another method permitted in the applicable option agreement within 90 days after the exercise, release, assignment or cancellation of the replacement option received under the Offer to Exchange (the “Taxable Event”), then the amount that should have been withheld constitutes a loan owed by you to your employer, effective 90 days after the Taxable Event. The loan will bear interest at the U.K. statutory rate, it will be immediately due and repayable by you and your employer may recover it at any time thereafter by withholding through any of the payment methods set forth in the applicable option agreement. Notwithstanding the foregoing, if you are an officer (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), and the applicable income taxes and NICs are not paid by you within 90 days of the Taxable Event, the amount of any uncollected taxes or NICs may constitute a benefit to you on which additional income tax and NICs may be payable.

Sale of Shares

When you subsequently sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax (currently at a flat rate of 18%) on any gain realized on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100).

Furthermore, if you acquire other shares in VeriFone, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.

Withholding and Reporting

Your employer is required to withhold income tax and employee NICs, as described above. On your employer’s annual tax and share plan returns, your employer is also required to report to HMRC the details of the Offer to Exchange, the grant of the replacement options, the exercise of the replacement options, other related income and any tax withheld. You are responsible for reporting the exercise of the replacement options and for reporting and paying any tax resulting from the sale of shares.

SCHEDULE A

GUIDE TO TAX AND LEGAL ISSUES IN URUGUAY

The following is a general summary of the material tax consequences of the voluntary participation in the Offer to Exchange and the grant of replacement options for Eligible Optionees who are employees subject to tax in Uruguay. This summary is based on the tax laws in effect in Uruguay as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the replacement options received under this Offer to Exchange. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Uruguay apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the grant of replacement options, although there is no clear guidance from the tax authorities.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to personal income tax and social security contributions on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will not be subject to any tax.

Withholding and Reporting

Your employer is required to withhold and report personal income tax and social security contributions on the spread when you exercise the replacement options. The spread is added to you monthly salary and the corresponding progressive tax rate is applied to the income.

If you are a non-Uruguayan employee who works for VeriFone or one of its majority-owned subsidiaries in a Free Trade Zone and you consent in writing to not benefit from the Uruguayan Social Security system, the spread will not be subject to social security contributions. Additionally, if you have chosen to not benefit from the Uruguayan Social Security system, you may have the option to pay income tax at a different rate than the personal income tax rate.

United States Estate Tax

You should be aware that if you die, your beneficiaries may be subject to United States estate tax, which would be imposed on the fair market value of the shares. Due to the complexities of these laws, VeriFone strongly recommends that you or your beneficiaries seek the advice of tax counsel.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

VERIFONE HOLDINGS, INC.

The directors and executive officers of VeriFone and their positions and offices as of October 8, 2009 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD

Robert W. Alspaugh	Director

Leslie G. Denend	Director

Alex W. (Pete) Hart	Director

Robert B. Henske	Director

Richard A. McGinn	Director

Eitan Raff	Director

Charles R. Rinehart	Director and Chairman of the Board

Collin E. Roche	Director

Jeffrey E. Stiefler	Director

Douglas G. Bergeron	Director and Chief Executive Officer

Robert Dykes	Senior Vice President and Chief Financial Officer

Elmore Waller	Executive Vice President, Integrated Solutions

Jeff Dumbrell	Executive Vice President

Eliezer Yanay	President, VeriFone Israel & Executive Vice President, Continental Europe, South East Europe and Asia

The address of each director and executive officer is: c/o VeriFone Holdings, Inc., 2099 Gateway Place, Sixth Floor, San Jose, California 95110.

B-1